Deal CUSIP Number: _________
Loan Number: 1017766

TERM LOAN AGREEMENT
dated as of February 26, 2018
among
ALEXANDER & BALDWIN, LLC,
GRACE PACIFIC LLC, and
The Other Borrowers Party Hereto,
as the Borrowers,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Agent,
WELLS FARGO SECURITIES, LLC,
as sole bookrunner and lead arranger
and
The Other Lenders Party Hereto

Section                                                Page

Article I. DEFINITIONS AND ACCOUNTING TERMS	1

1.01	Defined Terms 1

1.02	Other Interpretive Provisions 24

1.03	Accounting Terms. 25

1.04	Rounding 26

1.05	Times of Day 26

1.06	Rates 26

Article II. THE COMMITMENTS AND CREDIT EXTENSIONS	26

2.01	Term Loans 26

2.02	Borrowings, Conversions and Continuations of Committed Loans. 26

2.03	Funds Transfer Disbursements. 28

2.04	Intentionally Omitted. 28

2.05	Prepayments. 28

2.06	Termination or Reduction of Undisbursed Commitments. 28

2.07	Repayment of Loans. 29

2.08	Interest. 29

2.09	Fees 29

2.10	Computation of Interest and Fees; Retroactive Adjustment of Applicable
Rate.                                        30

2.11	Evidence of Debt. 30

2.12	Payments Generally; Agent’s Clawback. 31

2.13	Sharing of Payments by Lenders 32

2.14	Intentionally Omitted. 33

2.15	Intentionally Omitted. 33

2.16	Defaulting Lenders. 33

2.17	Joint and Several Obligations. 34

Article III. TAXES, YIELD PROTECTION AND ILLEGALITY	34

3.01	Taxes. 34

3.02	Illegality 39

3.03	Inability to Determine Rates. 39

3.04	Increased Costs. 40

3.05	Compensation for Losses 42

3.06	Mitigation Obligations; Replacement of Lenders. 42

3.07	Survival 43

Article IV. CONDITIONS PRECEDENT TO EFFECTIVENESS AND CREDIT EXTENSIONS	43

4.01	Conditions of Effectiveness 43

4.02	Conditions to all Credit Extensions 44

Article V. REPRESENTATIONS AND WARRANTIES	44

5.01	Organization 44

5.02	Financial Statements. 45

5.03	Actions Pending 45

5.04	Outstanding Debt 45

5.05	Title to Properties 45

(continued)
Section                                                Page

5.06	Taxes 46

5.07	Conflicting Agreements and Other Matters 46

5.08	ERISA. 46

5.09	Government Consent 46

5.10	Investment Company Status 47

5.11	Real Property Matters 47

5.12	Possession of Franchises, Licenses, Etc 47

5.13	Environmental and Safety Matters 47

5.14	Hostile Tender Offers 47

5.15	Employee Relations 47

5.16	OFAC 48

5.17	Disclosure 48

5.18	Anti-Corruption Laws. 48

5.19	No EEA Financial Institution. 48

Article VI. AFFIRMATIVE COVENANTS	48

6.01	Financial Information 48

6.02	Inspection of Property 50

6.03	Covenant to Secure Obligations Equally 50

6.04	Maintenance of Properties; Insurance 51

6.05	Environmental and Safety Laws. 51

6.06	Use of Proceeds 51

6.07	Additional Loan Parties. 51

6.08	Anti-Corruption Laws. 52

6.09	REIT Status. 52

Article VII. NEGATIVE COVENANTS	52

7.01	Financial Covenants. 52

7.02	Liens 53

7.03	Loans and Advances 54

7.04	Merger and Sale of Assets 55

7.05	Priority Debt 56

7.06	Transactions with Holders of Partnership or Other Equity Interests 56

7.07	Use of Proceeds 56

7.08	Transfer of Assets to Subsidiaries 57

7.09	Restricted Payments 57

7.10	Sanctions 57

7.11	Anti-Corruption Laws 57

7.12	Additional Agreements 57

Article VIII. EVENTS OF DEFAULT AND REMEDIES	57

8.01	Events of Default 57

8.02	Remedies Upon Event of Default 60

8.03	Application of Funds 61

Article IX. AGENT	61

9.01	Appointment and Authority 61

9.02	Rights as a Lender 62

(continued)
Section                                                Page

9.03	Exculpatory Provisions 62

9.04	Reliance by Agent 62

9.05	Delegation of Duties 63

9.06	Resignation of Agent. 63

9.07	Non-Reliance on Agent and Other Lenders 64

9.08	No Other Duties, Etc 64

Article X. MISCELLANEOUS	64

10.01	Amendments, Etc 64

10.02	Notices; Effectiveness; Electronic Communication. 66

10.03	No Waiver; Cumulative Remedies 68

10.04	Expenses; Indemnity; Damage Waiver. 68

10.05	Payments Set Aside 70

10.06	Successors and Assigns. 70

10.07	Treatment of Certain Information; Confidentiality 74

10.08	Right of Setoff 74

10.09	Interest Rate Limitation 75

10.10	Counterparts; Integration; Effectiveness. 75

10.11	Survival of Representations and Warranties 75

10.12	Severability 75

10.13	Replacement of Lenders 76

10.14	Governing Law; Jurisdiction; Etc. 76

10.15	Waiver of Jury Trial 77

10.16	No Advisory or Fiduciary Responsibility 78

10.17	Electronic Execution of Assignments and Certain Other Documents 78

10.18	USA PATRIOT Act 78

10.19	Acknowledgement and Consent to Bail-In of EEA Financial Institutions 79

Article XI. GUARANTY	79

11.01	Guaranty 79

11.02	Obligations Unconditional. 80

11.03	Reinstatement 80

11.04	Certain Additional Waivers 81

11.05	Remedies 81

11.06	Guaranty of Payment; Continuing Guaranty 81

11.07	Further Agreements 81

11.08	Additional Liability of Guarantors 81

Deal CUSIP Number: 01449LAC4
NAI-1503097548v1
SCHEDULES
2.01    Commitments and Applicable Percentages
5.01    Subsidiaries of Holdings and Ownership of Subsidiary Equity
7.02    Existing Liens
10.02    Agent’s Office; Certain Addresses for Notices

EXHIBITS
Form of:
A    Committed Loan Notice
B    Disbursement Instruction Agreement
C    Note
D    U.S. Tax Compliance Certificates
E-1    Assignment and Assumption
E-2    Administrative Questionnaire
F    Compliance Certificate
G    Guaranty
H    Notice of Loan Prepayment
I    [Intentionally Omitted]
J    Joinder Agreement

TERM LOAN AGREEMENT
This TERM LOAN AGREEMENT (“Agreement”) is entered into as of February 26, 2018, among ALEXANDER & BALDWIN, LLC, a Delaware limited liability company (the “Company”), GRACE PACIFIC LLC, a Hawaii limited liability company (“Grace”), Alexander & Baldwin, LLC, Series R (“Series R”), Alexander & Baldwin, LLC, Series T (“Series T”), Alexander & Baldwin, LLC, Series M (“Series M”) and certain Additional Borrowers from time to time party hereto (together with the Company, Grace, Series R, Series T and Series M, each individually, a “Borrower” and ALEXANDER & BALDWIN, LLC, a Delaware limited liability company (the “Company”), GRACE PACIFIC LLC, a Hawaii limited liability company (“Grace”), Alexander & Baldwin, LLC, Series R (“Series R”), Alexander & Baldwin, LLC, Series T (“Series T”), Alexander & Baldwin, LLC, Series M (“Series M”)), the Guarantors from time to time party hereto, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I.
Article II.DEFINITIONS AND ACCOUNTING TERMS
.Defined Terms
. As used in this Agreement, the following terms shall have the meanings set forth below:
“A&B” means Alexander & Baldwin Investments, LLC, a Delaware limited liability company.
“Accredited Appraiser” means an appraiser selected by the Agent and reasonably acceptable to the Required Lenders.
“Additional Borrower” has the meaning set forth in Section 6.07(b).
“Additional Guarantor” has the meaning set forth in Section 6.07(a).
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E‑2 or any other form approved by the Agent.
“Affiliate” means, without duplication, any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of the Loan Documents, the term “Affiliate,” when used in reference to the Borrowers, shall not include Subsidiaries of the Borrowers.
“Agent” means Wells Fargo, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Agent may from time to time notify to the Company and the Lenders in writing.
“Aggregate Commitments” means, as of any date of determination, the Commitments of all the Lenders. The initial amount of the Aggregate Commitments in effect on the Closing Date is $50,000,000. The Aggregate Commitments may be decreased from time to time as provided herein.
“Agreement” means this Credit Agreement.

“Agricultural Land” means land owned in fee by Holdings or its Subsidiaries which is located in the State of Hawaii and zoned exclusively for agricultural purposes, but excluding watershed land, conservation land and pastureland.
“Applicable Cap Rates” means (i) 7.25% for Investment Properties, (ii) 9.00% for Agricultural Land which is leased to third parties, (iii) 8.00% for Leased Non-Agricultural Land which is located in the continental United States, and (iv) 7.50% for Leased Non-Agricultural Land which is located in the State of Hawaii.
“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or other documentation pursuant to which such Lender becomes a party hereto, as applicable. The Applicable Percentages shall be subject to adjustment as provided in Section 2.16.
“Applicable Rate” means with respect to the Eurodollar Rate and the Base Rate, from time to time, the following percentages per annum, based upon the Total Debt to Total Adjusted Asset Value Ratio as set forth below:

Pricing Level	Total Debt to Total Adjusted Asset Value Ratio	Eurodollar Rate	Base Rate
I	> 0.45 to 1.0	2.00%	1.00%
II	< 0.45 to 1.0 but > 0.35 to 1.0	1.80%	0.80%
III	< 0.35 to 1.0 but > 0.25 to 1.0	1.60%	0.60%
IV	< 0.25 to 1.0 but > 0.15 to 1.0	1.40%	0.40%
V	< 0.15 to 1.0	1.20%	0.20%
The Applicable Rate in effect on the Closing Date through the date on which the first Compliance Certificate is received by the Agent after the Closing Date shall be based on Pricing Level III. Thereafter the Applicable Rate shall be determined by reference to the Total Debt to Total Adjusted Asset Value Ratio as set forth in the most recent Compliance Certificate received by the Agent pursuant to Section 6.01(c). Any increase or decrease in the Applicable Rate resulting from a change in the Total Debt to Total Adjusted Asset Value Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.01(c); provided, however, that if such Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level I shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered in accordance with Section 6.01(c), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Total Debt to Total Adjusted Asset Value Ratio contained in such Compliance Certificate.
“Applicable Value” means, as of any date of determination, with respect to the calculation of the value of Development Real Properties associated with the exclusion of Non-Recourse Debt from Priority Debt: (i) if the amount of such excluded Non-Recourse Debt is equal to or less than 70% of the book value of the associated Development Real Properties, the book value of the associated Development Real Properties or (ii) if the amount of such excluded Non-Recourse Debt exceeds 70% of the book value of the associated Development Real Properties but is equal to or less than 70% of the Appraised Value of the associated Development Real Properties, the Appraised Value of the associated Development Real Properties.

“Appraised Value” means, at any time of determination, to the extent elected by the Borrowers, the value determined by an appraisal performed by an Accredited Appraiser at the Borrowers’ option no earlier than one year prior to such time, which appraisal assumes no greater than a twelve month marketing time frame.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Agent, in substantially the form of Exhibit E‑1 or any other form (including electronic documentation generated by an electronic platform) approved by the Agent.
“Audited Financial Statements” means the audited consolidated balance sheet of Holdings and its Subsidiaries for the fiscal year ended December 31, 2016, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Holdings and its Subsidiaries, including the notes thereto.
“Authorized Officer” means, with respect to any Loan Party, any officer of such Loan Party designated as an “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of such Loan Party’s then existing Authorized Officers (as previously identified to the Agent). Any action taken under this Agreement on behalf of a Loan Party by any individual who on or after the Closing Date shall have been an Authorized Officer of such Loan Party and whom the Agent or any of the Lenders in good faith believes to be an Authorized Officer of such Loan Party at the time of such action shall be binding on such Loan Party even though such individual shall have ceased to be an Authorized Officer of such Loan Party, unless such Borrower or such Loan Party shall have provided the Agent with a certificate executed by one of such Loan Party’s then existing Authorized Officers (as previously identified to the Agent) indicating that such individual is no longer an “Authorized Officer.”
“Availability Period” means the period from and including the Closing Date to the earliest of (a) June 30, 2018, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans pursuant to Section 8.02.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%; provided that if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Wells Fargo based upon various factors including Wells Fargo’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Wells Fargo shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means a Committed Loan that bears interest based on the Base Rate.
“Borrower” and “Borrowers” each have the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 6.01.
“Borrowing” means a Committed Borrowing.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Agent’s Office is located and, if such day relates to any Eurodollar Loan, means any such day that is also a London Banking Day.
“Capitalized Lease Obligation” means, with respect to any Person, any rental obligation of such Person which, under GAAP in effect and adopted by Holdings as of the Closing Date, is or will be required to be capitalized on the books of such Person, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles; provided, that the adoption or issuance of any accounting standards after the Closing Date will not cause any rental obligation that was not or would not have been a Capitalized Lease Obligation prior to such adoption or issuance to be deemed to be a Capitalized Lease Obligation.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith by any Governmental Authority and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means:
(a)the acquisition, after the Closing Date, by any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) (but excluding any employee benefit plan of such persons or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) of outstanding shares of voting stock representing more than 50% of voting control of Holdings; or
(b)the failure of Holdings to directly or indirectly own 100% of the Equity Interests of any Borrower at any time; provided that, the failure of Holdings to directly or indirectly own 100% of the Equity Interests of any Borrower as a result of the sale or other transfer of Equity Interests in A&B for purposes of acquiring real estate shall not result in a Change of Control so long as (i) Holdings continues to (x) directly or indirectly own more than 50% of the Equity Interests in A&B and (y) control A&B (by possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of A&B, whether through the ownership of voting securities, by contract or otherwise) and (ii) A&B continues to directly or indirectly own 100% of the Equity Interests in the Borrowers.
“Closing Date” means February 26, 2018.
“Code” means the Internal Revenue Code of 1986.
“Commitment” means, as to each Lender, its obligation to make Committed Loans to the Borrowers pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption or other documentation pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurodollar Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A or such other form as may be approved by the Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.
“Company” has the meaning specified in the introductory paragraph hereto.
“Compliance Certificate” means a certificate signed in the name of the Borrowers by an Authorized Officer of the Borrowers in substantially the form of Exhibit F.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Interest Expense” means, for any period of determination, for Holdings and its Subsidiaries on a consolidated basis the sum of all amounts that would, in accordance with GAAP, be deducted in computing Consolidated Net Income for the fiscal periods in question on account of interest, including without limitation, imputed interest in respect of Capitalized Lease Obligations, fees in respect of letters of credit and bankers’ acceptance financing and amortization of debt discount and expense.
“Consolidated Joint Venture Entity” has the meaning specified in the definition of “Total Adjusted Asset Value”.
“Consolidated Net Income” means, for any period of determination, the net income from continuing operations of Holdings and its Subsidiaries on a consolidated basis as determined in accordance with GAAP, provided that the income associated with the sale or condemnation of real estate that is treated as a discontinued operation pursuant to GAAP shall be treated as income from continuing operations to the extent the net proceeds of such sale or condemnation have been reinvested in real estate within twelve months from the date of such sale or condemnation.
“Consolidated Net Income Before Taxes” means, for any period of determination, Consolidated Net Income for Holdings and its Subsidiaries on a consolidated basis for such period plus the sum of all deferred and current Federal, state, local and foreign taxes on income that are deducted in accordance with GAAP in computing Consolidated Net Income for such period.
“Consolidated Shareholders’ Equity” means, at any time of determination thereof, for Holdings and its Subsidiaries on a consolidated basis determined in accordance with GAAP, the sum of (a) consolidated total equity, and (b) any consolidated mezzanine equity (or other temporary or non‑permanent equity) resulting from the application of the Financial Accounting Standards Board Accounting Standards Codification Topic 718, and related stock based compensation awards issued to management which are puttable upon a change of control; provided that any determination of Consolidated Shareholders’ Equity shall exclude (i) all non-cash adjustments to Consolidated Shareholders’ Equity resulting from the application of the Financial Accounting Standards Board Accounting Standards Codification Topic 960 and (ii) to the extent otherwise included under the immediately preceding clauses (a) and (b), non‑controlling interests in any Subsidiary of Holdings.
“Consolidated Total Assets” means, at any time of determination thereof, the consolidated total assets of Holdings and its Subsidiaries on a consolidated basis determined in accordance with GAAP.
“Credit Extension” means each Borrowing.
“Debt” means, as to any Person at the time of determination thereof without duplication, (a) any indebtedness of such Person (i) for borrowed money, including commercial paper and revolving credit lines, (ii) evidenced by bonds, debentures or notes or otherwise representing extensions of credit, whether or not representing obligations for borrowed money or (iii) for the payment of the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, regardless of when such liability or other obligation is due and payable, (b)

Capitalized Lease Obligations of such Person, (c) Guarantees, assumptions and endorsements by such Person (other than endorsements of negotiable instruments for collection in the ordinary course of business) of Debt of another Person of the types described in clauses (a) and (b) hereof, and (d) Debt of the types described in clauses (a) through (c) hereof of another Person (whether or not assumed) that is secured by Liens on the property or other assets of such Person. “Debt” shall not include a reimbursement obligation incurred in connection with a standby letter of credit issued (i) in support of trade payables or (ii) as condition to receiving (A) a governmental entitlement, (B) a performance bond or (C) a performance guaranty, in each case under the immediately preceding clauses (i) and (ii) to the extent such reimbursement obligation is contingent and to the extent the aggregate amount of such standby letters of credit does not exceed $10,000,000 at any time outstanding.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.
“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or waived, or (ii) pay to the Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Company or the Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Agent or the Company, to confirm in writing to the Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) as of the date established therefor by the Agent in a written notice of such determination, which shall be delivered by the Agent to the Company and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any comprehensive Sanction.
“Development Real Properties” means, at any time of determination for Holdings and its Subsidiaries, any real property asset under development, construction, renovation or rehabilitation that (i) is then treated as an asset under development under GAAP, (ii) is located in the State of Hawaii, the Territory of Guam or the continental United States, and (iii) has been designated by the Borrowers in a written notice to the Agent as a “Development Real Property.”
“Disbursement Instruction Agreement” means an agreement substantially in the form of Exhibit B to be executed and delivered by the Borrower pursuant to Section 4.1.(a), as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.
“Dollar” and “$” mean lawful money of the United States.
“EBITDA” means, for any period, for Holdings and its Subsidiaries on a consolidated basis, Consolidated Net Income Before Taxes (for the avoidance of doubt, before deduction for non-controlling interests in any Subsidiary of Holdings) for such period plus, to the extent deducted in the calculation thereof, (a) Consolidated Interest Expense, (b) depreciation and amortization expenses, (c) non-cash stock-based compensation expense, (d) non-cash pension, non-cash postretirement and non-cash nonqualified expenses, (e) non-recurring one-time expenses (whether cash or non-cash) incurred in accordance with GAAP in connection with or as a result of the Triggering Event; provided that the aggregate amount added back under this clause (e) for all periods shall not exceed $45,000,000 and shall only be permitted to be added back for so long as incurred no later than the date that is 18 months after the Triggering Event and (f) REIT evaluation costs incurred during such period in an aggregate amount not to exceed $35,000,000 during the term of this Agreement; provided that EBITDA shall exclude non- cash gains or losses resulting from the write-up or write-down of assets.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
“Environmental and Safety Laws” means all Federal, state and local laws, regulations and ordinances, relating to the discharge, handling, disposition or treatment of Hazardous Materials and other substances or the protection of the environment or of employee health and safety, including, without limitation, CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et. seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et. seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et. seq.), the Clean Air Act (42 U.S.C. Section 7401 et. seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et. seq.) and the Emergency Planning and Community Right-To-Know Act (42 U.S.C. Section 11001 et. seq.).
“Environmental Liabilities and Costs” means as to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, contribution, cost recovery, costs and expenses (including all fees, disbursements and expenses of counsel, expert and consulting fees, and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, permit, order or agreement with any Federal, state or local governmental authority or other Person, arising from environmental, health or safety conditions, or the release or threatened release of a contaminant, pollutant or Hazardous Material into the environment, resulting from the operations of such Person or its subsidiaries, or breach of any Environmental and Safety Law or for which such Person or its Subsidiaries is otherwise liable or responsible.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any corporation which is a member of the same controlled group of corporations as the Borrowers within the meaning of section 414(b) of the Code, or any trade or business which is under common control with the Borrowers within the meaning of section 414(c) of the Code.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar Loan” means a Committed Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”
“Eurodollar Rate” means, subject to the implementation of a Replacement Rate in accordance with Section 3.03:
(c)for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) as published by the ICE Benchmark Administration Limited, a United Kingdom company (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) (in such case, the “LIBOR Rate”) at or about 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and
(d)for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at or about 11:00 a.m., London time, two (2) Business Days prior to such date for Dollar deposits with a term of one (1) month commencing that day;
provided that (x) if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement and (y) unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 3.03, in the event that a Replacement Rate with respect to LIBOR is implemented then all references herein to LIBOR shall be deemed references to such Replacement Rate.
“Event of Default” has the meaning specified in Section 8.01.
“Excluded Taxes” means, any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or 3.01(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Wells Fargo on such day on such transactions as determined by the Agent.
“Fee Letter” means the fee letter agreement dated as of the Closing Date among the Company and the Agent.
“Fixed Charges” means as of any date of determination for Holdings and its Subsidiaries on a consolidated basis, Consolidated Interest Expense for the period of four (4) consecutive fiscal quarters ending on such date, plus preferred dividends of Holdings accrued during the period of four (4) consecutive fiscal quarters ending on such date, plus scheduled principal payments (excluding (i) any “balloon payment”, (ii) any scheduled principal payments made in the applicable four fiscal quarter period that represent amortization of the Series D Notes and (iii) amounts outstanding under this Agreement that are classified as current liabilities under GAAP but only to the extent that no Default or Event of Default then exists under this Agreement or the Note Purchase Agreement) of Holdings and its Subsidiaries for the period of four consecutive fiscal quarters next succeeding such date of determination.
“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to (b) Fixed Charges as of such date.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Foreign Subsidiary” means any Subsidiary that is incorporated or organized under the laws of a country other than the United States or any state thereof or the District of Columbia; provided that any Subsidiary that is not described in the preceding clause, but which owns voting stock in one or more Foreign Subsidiaries but owns no other material assets and does not engage in any trade or business (other than acting as a holding company for such voting stock in Foreign Subsidiaries) shall be deemed to be a Foreign Subsidiary hereunder; provided, further, that any Subsidiary that is disregarded as separate from its owner for United States federal income tax purposes and which owns voting stock in one or more Foreign Subsidiaries shall be deemed to be a Foreign Subsidiary.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, and rules, regulations and interpretations of the SEC, in effect from time to time.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra- national bodies such as the European Union or the European Central Bank).
“Grace” means Grace Pacific LLC, a Hawaii limited liability company.
“Grace Holdings” means A&B II, LLC, a Hawaii limited liability company, the direct holding company of Grace.
“Guarantee” means, without duplication, any obligation, contingent or otherwise, of any Person guaranteeing or having the economic effect of guaranteeing any Debt of any other Person (the primary obligor) in any manner, directly or indirectly, and including any obligation of any partnership or joint venture in which such Person is a general partner or joint venturer if such obligation is not expressly non- recourse to such Person; but excluding (a) a completion guarantee issued in connection with a real estate development project to the extent contingent and not constituting a direct or indirect obligation to re-pay Debt and (b) environmental indemnification agreements.
“Guarantor” means, collectively, (a) A&B, (b) Grace Holdings, (c) each Additional Guarantor, and (d) Holdings.
“Guaranty” means the Guaranty made by the Guarantors in favor of the Agent and the other holders of the Obligations pursuant to Article XI.
“Hazardous Materials” means (a) any material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances” or any other formulations intended to define, list or classify substances by reason of their deleterious properties, (b) any oil, petroleum or petroleum derived substance, (c) any flammable substances or explosives, (d) any radioactive materials, (e) asbestos in any form, (f) electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million, (g) pesticides or (h) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental agency or authority or which may or could pose a hazard to the health and safety of persons in the vicinity thereof.
“Holdings” means Alexander & Baldwin, Inc., a Hawaii corporation.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitees” has the meaning specified in Section 10.04(b).
“Information” has the meaning specified in Section 10.07.
“Interest Payment Date” means, (a) as to any Eurodollar Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the first Business Day after the end of each March, June, September and December and the Maturity Date.
“Interest Period” means, as to each Eurodollar Loan, the period commencing on the date such Eurodollar Loan is disbursed or converted to or continued as a Eurodollar Loan and ending on the date one week or one, two, three or six months thereafter, as selected by the applicable Borrower in its Committed Loan Notice; provided that:
(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii)    no Interest Period shall extend beyond the Maturity Date.
“Investment Properties” means developed real estate investment properties located in the State of Hawaii or the continental United States and owned in fee by Holdings or its Subsidiaries, but excluding Development Real Properties, Agricultural Land (whether leased to third parties or operated by Holdings or any of its Subsidiaries), Leased Non-Agricultural Land and agriculture-related properties such as hydroelectric facilities and solar equipment.
“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.
“IRS” means the United States Internal Revenue Service.
“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit J executed and delivered in accordance with the provisions of Section 6.07 or any other documents as the Agent shall reasonably deem appropriate for such purpose.
“Joint Venture Entity” has the meaning set forth in the definition of Total Adjusted Asset Value.
“Leased Non-Agricultural Land” means land owned in fee by Holdings or its Subsidiaries, other than Agricultural Land, located in the State of Hawaii or the continental United States and leased to Third Parties on arms’-length terms, which land has improvements situated thereon in which none of Holdings or its Subsidiaries has an ownership interest.
“Lender” has the meaning specified in the introductory paragraph hereto.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Agent.
“Lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any purchase money mortgage, conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement (exclusive of filings for precautionary purposes only) under the Uniform Commercial Code of any jurisdiction).
“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Committed Loan.
“Loan Documents” means this Agreement, each Note, each Issuer Document, the Guaranty, any additional guaranty provided by an Additional Guarantor pursuant to the terms of Section 6.07(a), any joinder documentation provided by an Additional Borrower pursuant to the terms of Section 6.07(b) and the Fee Letter.
“Loan Parties” means, collectively, each Borrower and each Guarantor.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, condition (financial or otherwise) or operations of Holdings and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its material obligations under any Loan Document; or (c) a material adverse effect on the material rights and remedies of the Lenders taken as a whole, which material adverse effect was not caused by any Lender.

“Maturity Date” means February 26, 2023. If such date is not a Business Day, the Maturity Date shall be the next Business Day.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any Plan which is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).
“Net Operating Income from Investment Properties” means, for any period of determination thereof for Holdings and its Subsidiaries on a consolidated basis, the consolidated cash revenues attributable to all Investment Properties less operating expenses, real property taxes, taxes on gross revenue, common area maintenance expenses, ground and other rents, other rental expenses, and charges for property management related thereto for the most recently ended two fiscal quarters multiplied by two, but in no event shall take into account tenant deposits, refunds of tenant deposits, tenant improvements paid for by Holdings or its Subsidiaries, reimbursement by tenants to Holdings or its Subsidiaries for tenant improvements paid for by Holdings or its Subsidiaries, allowances for bad debts, gains or losses from the sales of leased property, depreciation and amortization, overhead allocations that are not directly associated with the property, or state and federal income taxes.
“Net Operating Income from Leased Agricultural Land” means, for any period of determination thereof for Holdings and its Subsidiaries on a consolidated basis, the consolidated cash revenues attributable to all Agricultural Land which is leased to third parties on arms’-length terms less operating expenses, real property taxes, taxes on gross revenue, and charges for property management related thereto for the most recently ended two fiscal quarters multiplied by two, but in no event shall take into account tenant deposits, refunds of tenant deposits, tenant improvements paid for by Holdings or its Subsidiaries, reimbursement by tenants to Holdings or its Subsidiaries for tenant improvements paid for by Holdings or its Subsidiaries, allowances for bad debts, gains or losses from the sales of leased property, depreciation and amortization, overhead allocations that are not directly associated with the property, or state and federal income taxes.
“Net Operating Income from Leased Non-Agricultural Land” means, for any period of determination thereof for Holdings and its Subsidiaries, the consolidated cash revenues attributable to all Leased Non-Agricultural Land less operating expenses, real property taxes, taxes on gross revenue, and charges for property management related thereto for the most recently ended two fiscal quarters multiplied by two, but in no event shall take into account tenant deposits, refunds of tenant deposits, tenant improvements paid for by Holdings or its Subsidiaries, reimbursement by tenants to Holdings or its Subsidiaries for tenant improvements paid for by Holdings or its Subsidiaries, allowances for bad debts, gains or losses from the sales of leased property, depreciation and amortization, overhead allocations that are not directly associated with the property, or state and federal income taxes.
“Net Operating Income from Unencumbered Investment Properties” means, for any period of determination thereof for Holdings and its Subsidiaries on a consolidated basis, the consolidated cash revenues attributable to Unencumbered Investment Properties less operating expenses, real property taxes, taxes on gross revenue, common area maintenance expenses, ground and other rents, other rental expenses, and charges for property management related thereto for the most recently ended two fiscal quarters multiplied by two, but in no event shall take into account tenant deposits, refunds of tenant deposits, tenant improvements paid for by Holdings or its Subsidiaries, reimbursement by tenants to Holdings or its Subsidiaries for tenant improvements paid for by Holdings or its Subsidiaries, allowances for bad debts, gains or losses from the sales of leased property, depreciation and amortization, overhead allocations that are not directly associated with the property, or state and federal income taxes.
“Net Operating Income from Unencumbered Leased Agricultural Land” means, for any period of determination thereof for Holdings and its Subsidiaries on a consolidated basis, the consolidated cash revenues attributable to Unencumbered Leased Agricultural Land, less operating expenses, real property taxes, taxes on gross revenue, and charges for property management related thereto for the most recently ended two fiscal quarters multiplied by two, but in no event shall take into account tenant deposits, refunds of tenant deposits, tenant improvements paid for by Holdings or its Subsidiaries, reimbursement by tenants to Holdings or its Subsidiaries for tenant improvements paid for by Holdings or its Subsidiaries, allowances for bad debts, gains or losses from the sales of leased property, depreciation and amortization, overhead allocations that are not directly associated with the property, or state and federal income taxes.
“Net Operating Income from Unencumbered Leased Non-Agricultural Land” means, for any period of determination thereof for Holdings and its Subsidiaries, the consolidated cash revenues attributable to all Unencumbered Leased Non-Agricultural Land less operating expenses, real property taxes, taxes on gross revenue, and charges for property management related thereto for the most recently ended two fiscal quarters multiplied by two, but in no event shall take into account tenant deposits, refunds of tenant deposits, tenant improvements paid for by Holdings or its Subsidiaries, reimbursement by tenants to Holdings or its Subsidiaries for tenant improvements paid for by Holdings or its Subsidiaries, allowances for bad debts, gains or losses from the sales of leased property, depreciation and amortization, overhead allocations that are not directly associated with the property, or state and federal income taxes.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Recourse Debt” means, with respect to any Loan Party or Subsidiary, any (a) Debt that is not Recourse Debt, and (b) fully recourse mortgage and similar financings obtained by a Subsidiary of a Borrower or any Series if the mortgaged real property constitutes substantially all of the assets of such Subsidiary; provided that solely with respect to the definition of Principal Credit Facility and Section 7.08, Non-Recourse Debt shall also include loans and credit facilities at all times during which the recourse portion of such loans and credit facilities (including commitments in respect thereof) is not in excess of $40,000,000.
“Note” means a promissory note made by the Borrowers in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.
“Note Purchase Agreement” means that certain Second Amended and Restated Note Purchase and Private Shelf Agreement dated as of December 10, 2015 (and as amended as of the Closing Date) among Holdings, the Company, the guarantors party thereto and the noteholders party thereto, as such agreement may be further amended, restated, modified or supplemented from time to time in accordance with the terms hereof.
“Notice Date” has the meaning set forth in Section 2.03(c)(i).
“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit H or such other form as may be approved by the Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising under any Loan Document and including interest and fees that accrue after the commencement by or against any Borrower or any Subsidiary or Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).
“Outstanding Amount” means, on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans occurring on such date.
“Participant” has the meaning specified in Section 10.06(d).
“Participant Register” has the meaning specified in Section 10.06(d).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Permitted Assets” means (a) where any Property Sub or any assets of a Property Sub or of a Borrower have been sold or otherwise transferred, assets, including real estate, to be used by any Borrower or any Property Sub in conducting Property Development Activities, the Property Management Business or the agribusiness and (b) in all other instances, assets, including real estate, to be used in conducting Property Development Activities, the Property Management Business, the agribusiness.
“Permitted Debt” means (a) any unsecured Debt of a Borrower or a Subsidiary (exclusive of Debt owed to a Borrower or a Subsidiary) as selected by the Borrowers, so long as the aggregate amount of all proceeds from sales or other dispositions which are made after the Closing Date pursuant to clauses (d) or (e) of Section 7.04 and that are applied to the prepayment of such unsecured debt pursuant to this clause (a), do not exceed $150,000,000 and (b) after the $150,000,000 basket in clause (a) has been fully utilized, all unsecured Debt of the Borrowers and Subsidiaries (exclusive of any Debt owed to a Borrower or a Subsidiary) on a pro rata basis.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity (or any series of an entity).
“Plan” means any “employee pension benefit plan” (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by any Borrower or any ERISA Affiliate.
“Platform” has the meaning specified in Section 6.01.
“Public Lender” has the meaning specified in Section 6.01.
“Principal Credit Facility” means (a) the Note Purchase Agreement, (b) the RLOC or (c) any other credit agreement, loan agreement, note purchase agreement or similar agreement under which credit facilities in the aggregate principal or commitment amount of at least $40,000,000 are provided for, in each case, as any of the same may be amended, restated, supplemented or otherwise modified from time to time; provided that the immediately preceding clause (c) shall exclude (i) all purchase money debt, (ii) all construction and other project financings, and (iii) all Non-Recourse Debt.
“Priority Debt” means, with respect to the Borrowers, Holdings and their Subsidiaries, at any time of determination and without duplication, the sum of (a) Debt of the Loan Parties secured by a Lien, plus (b) Debt of Subsidiaries of Holdings (other than the Loan Parties), regardless of whether such Debt is secured or unsecured.
“Priority Debt Limit” means, at any time of determination, an amount equal to 25% of Total Adjusted Asset Value (as of the end of the most-recent fiscal quarter of Holdings).
“Property Development Activities” means land acquisition and development activities, the principal objective of which is to acquire and develop real property for sale or other disposition.

“Property Management Business” means the managing, leasing, selling and purchasing of real property.
“Property Sub” means any Subsidiary that exists on the Closing Date or that is subsequently formed or acquired and, in each case, whose principal business activities are to engage in Property Development Activities.
“Recipient” means the Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.
“Recourse Debt” means, with respect to any Loan Party or Subsidiary, any Debt, in respect of which contractual recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other similar exceptions to recourse liability) is to such Person.
“Register” has the meaning specified in Section 10.06(c).
“REIT” means a “real estate investment trust” as defined in Sections 856 through 860 of the Code.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Replacement Rate” has the meaning assigned thereto in Section 3.03(b).
“Request for Credit Extension” means with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice.
“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings; provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Responsible Officer” means (a) each of the chief executive officer, president, treasurer, chief financial officer, principal accounting officer, controller and chief legal officer of the applicable Loan Party and, in the case of the Company, each authorized signatory of the Company, (b) solely for purposes of delivery of certificates of the type referred to in Section 4.01(a)(v), the secretary or any assistant secretary of the applicable Loan Party, (c) solely for purposes of notices given pursuant to Article II, any other officer or employee of such Borrower so designated by any of the foregoing officers in a notice to the Agent and (d) any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between such Loan Party and the Agent. Any document delivered hereunder that is signed by a Responsible Officer of such Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payments” has the meaning specified in Section 7.09.
“RLOC” means that certain Second Amended and Restated Credit Agreement, dated as of September 15, 2017, among Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Agent, Swing Line Lender and L/C Issuer, and First Hawaiian Bank, as L/C Issuer.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Companies, Inc. and any successor thereto.
“Sanction(s)” means any sanction administered or enforced by the United States Government, including OFAC, the United Nations Security Council, the European Union or Her Majesty’s Treasury (“HMT”).
“Sanctioned Persons” has the meaning specified in Section 5.16.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Series” means any “series” of the Company established pursuant to Section 18-215 of the Delaware Limited Liability Company Act.
“Series D Notes” means the Series D Notes due 2022 issued by the Company under the Note Purchase Agreement.
“Significant Line of Business” means a line of business or an operating division, the book value of which is, on the date of determination, equal to 5% or more of Consolidated Shareholders’ Equity.
“Significant Subsidiary” means any direct or indirect Subsidiary of Holdings (other than a Borrower), the net worth of which is, on the date of determination, 5% or more of Consolidated Shareholders’ Equity.
“Subsidiary” means, as to any Person, any company, whether operating as a corporation, joint venture, partnership, limited liability company or other entity (or series of another entity), which is consolidated with such Person in accordance with GAAP. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Third Party” means any Person other than Holdings and its Subsidiaries.
“Total Adjusted Asset Value” means, at any date of determination thereof, without duplication, (a) real estate leasing property value (which shall be deemed to equal the sum of (i) Net Operating Income from Investment Properties divided by the Applicable Cap Rates, (ii) Net Operating Income from Leased Agricultural Land divided by the Applicable Cap Rates and (iii) Net Operating Income from Leased Non- Agricultural Land divided by the Applicable Cap Rates, plus (b) the greater of (x) operating profit (prior to the deduction of depreciation and amortization expenses) for the period of four (4) consecutive fiscal quarters most recently ended generated from the agricultural division of Holdings and its Subsidiaries (excluding, as an abundance of caution, Net Operating Income from Leased Agricultural Land) divided by 20.0%, and (y) the Appraised Value of Agricultural Land which is not leased to third parties (provided that the determination of whether or not to obtain the appraisal necessary to determine the Appraised Value shall be made at the option of the Borrowers and if the Borrowers do not elect to have an appraisal performed, then clause (x) will be deemed to be greater than clause (y)), plus (c) the book value of Development Real Properties owned by Holdings or any of its Subsidiaries, or by any other entity (other than a Subsidiary) in which Holdings or any of its Subsidiaries owns an equity interest (an “Unconsolidated Joint Venture Entity”), to be included in the determination of “Total Adjusted Asset Value” in an amount (i) in the case of Development Real Properties owned by Holdings or any of its Subsidiaries, equal to such book value (provided that with respect to any Subsidiary of the Company (or any Series thereof) that is not wholly-owned, directly or indirectly, by the Company (or any Series thereof) (a “Consolidated Joint Venture Entity”), such book value shall be decreased by an amount equal to the noncontrolling interest in such Consolidated Joint Venture Entity as reflected on the most recent consolidated balance sheet of Holdings required to be delivered pursuant to Section 6.01(a) or (b)), and (ii) in the case of Development Real Properties owned by an Unconsolidated Joint Venture Entity, equal to the book value of Holdings’ direct or indirect investment in such Unconsolidated Joint Venture Entity, provided that the aggregate amount under this clause (c) shall not comprise more than 30% of consolidated total assets of Holdings and its Subsidiaries (less cash, cash equivalents, marketable securities, goodwill, noncontrolling interest and pension assets) in accordance with GAAP for the most recent fiscal quarter plus (d) the value of the assets of Grace and its Subsidiaries (which shall be deemed to be equal to EBITDA generated solely by Grace Holdings and its Subsidiaries for the period of four (4) consecutive fiscal quarters most recently ended divided by 16.67%), provided, that Grace and its Subsidiaries shall not contribute more than 20% of Total Adjusted Asset Value.

Notwithstanding anything to the contrary in the foregoing portions of this definition or Section 1.02(e), any asset or Person (together with such Person’s Subsidiaries) acquired by Holdings or any of its Subsidiaries, for purpose of determining the “Total Adjusted Asset Value,” shall be valued at net book value during the period from the consummation of such acquisition until the last day of the first four full fiscal quarters occurring after the consummation of such acquisition.
“Total Debt to Total Adjusted Asset Value Ratio” means, as at any time of determination thereof, the ratio of (a) all Debt of Holdings and its Subsidiaries on a consolidated basis as of such time to (b) Total Adjusted Asset Value as of such time.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans.
“Triggering Event” means January 6, 2016, the date on which Holdings or the Company publicly announced its intent to cease the business of cultivating and producing raw sugar.
“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurodollar Loan.
“Unconsolidated Joint Venture Entity” has the meaning specified in the definition of “Total Adjusted Asset Value”.
“Undeveloped Land” means (a) land owned in fee by any Borrower or any Subsidiary as of December 31, 2017 which at the time of determination has not been developed for commercial or residential purposes, (b) land acquired by any Borrower or any Subsidiary subsequent to December 31, 2017 pursuant to a Code section 1031 like-kind exchange (in exchange for land described in clause (a) or (b) of this definition) which at the time of determination has not been developed for commercial or residential purposes, or (c) capital stock or other equity interests of a Subsidiary which owns as its principal asset, directly or indirectly, Undeveloped Land described in clause (a) or (b) of this definition.
“Unencumbered Agricultural Division Assets” means assets of the agricultural division of Holdings and its Subsidiaries which: (i) are not subject to a mortgage or any other Lien, other than (a) Liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, and (b) Liens incidental to the conduct of the owner of such asset’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances of credit, or the guarantee, maintenance, extension or renewal of the same, and which do not in the aggregate materially detract from the value of the applicable asset, or materially impair the use thereof; (ii) are not subject to any agreement (including (x) any agreement governing Debt incurred in order to finance or refinance the acquisition of such asset, and (y) if applicable, the organizational documents of Holdings or any Subsidiary) that prohibits or limits the ability of Holdings or any Subsidiary, as the case may be, to create, incur, assume or suffer to exist any Lien upon any assets or equity interest of Holdings, or any Subsidiary except for covenants that are not materially more restrictive than the covenants contained in this Agreement, in favor of holders of unsecured Debt of Holdings and its Subsidiaries not prohibited hereunder; and (iii) are not subject to any agreement (including (x) any agreement governing Debt incurred in order to finance or refinance the acquisition of such asset, and (y) if applicable, the organizational documents of Holdings or any Subsidiary) that entitles any Person to the benefit of any Lien on any assets or equity interests of Holdings or any Subsidiary or would entitle any Person to the benefit of any Lien on such assets or equity interests upon the occurrence of any contingency (including pursuant to an “equal and ratable” clause). No such asset owned by a Subsidiary of Holdings shall be deemed to be an Unencumbered Agricultural Division Asset unless (1) both such asset and all equity interests of the Subsidiary which holds legal title to such asset is not subject to any Lien, (2) each intervening entity between Holdings and such Subsidiary does not have any Debt for borrowed money, and (3) no event has occurred or condition exists described in Section 8.01(f) or 8.01(g) (assuming that such provisions applied to such Subsidiary) with respect to such Subsidiary.
“Unencumbered Agricultural Land” means Agricultural Land which: (i) is not subject to a mortgage or any other Lien, other than (a) Liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, and (b) Liens incidental to the conduct of the owner of such property’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances of credit, or the guarantee, maintenance, extension or renewal of the same, and which do not in the aggregate materially detract from the value of the applicable property, or materially impair the use thereof; (ii) is not subject to any agreement (including (x) any agreement governing Debt incurred in order to finance or refinance the acquisition of such land, and (y) if applicable, the organizational documents of Holdings or any Subsidiary) that prohibits or limits the ability of Holdings or any Subsidiary, as the case may be, to create, incur, assume or suffer to exist any Lien upon any assets or equity interest of Holdings, or any Subsidiary except for covenants that are not materially more restrictive than the covenants contained in this Agreement, in favor of holders of unsecured Debt of Holdings and its Subsidiaries not prohibited hereunder; and (iii) is not subject to any agreement (including (x) any agreement governing Debt incurred in order to finance or refinance the acquisition of such land, and (y) if applicable, the organizational documents of Holdings or any Subsidiary) that entitles any Person to the benefit of any Lien on any assets or equity interests of Holdings or any Subsidiary or would entitle any Person to the benefit of any Lien on such assets or equity interests upon the occurrence of any contingency (including pursuant to an “equal and ratable” clause). No such land owned by a Subsidiary of Holdings shall be deemed to be Unencumbered Agricultural Land unless (1) both such land and all equity interests of the Subsidiary which holds legal title to such land is not subject to any Lien, (2) each intervening entity between Holdings and such Subsidiary does not have any Debt for borrowed money, and (3) no event has occurred or condition exists described in Section 8.01(f) or 8.01(g) (assuming that such provisions applied to such Subsidiary) with respect to such Subsidiary.
“Unencumbered EBITDA” means, for any period, with respect to Holdings and its Subsidiaries on a consolidated basis, without duplication, EBITDA derived from (i) Unencumbered Investment Properties, (ii) Unencumbered Leased Agricultural Land, (iii) EBITDA generated from the agricultural division of Holdings and its Subsidiaries but only to the extent the assets in the agricultural division are Unencumbered Agricultural Division Assets and (iv) EBITDA calculated solely with respect to Grace Holdings and its Subsidiaries, provided that the amount of EBITDA under this clause (iv) shall be excluded from the calculation of Unencumbered EBITDA if, at any time during such period of determination, any Debt of Grace Holdings or its Subsidiaries is secured by a consensual Lien except that only EBITDA of GLP Asphalt LLC shall be excluded from the calculation of Unencumbered EBITDA if the only Debt of Grace Holdings or its Subsidiaries which is secured by a consensual Lien consists of (1) the bank facility from Wells Fargo in favor of GLP Asphalt LLC in an aggregate commitment or outstanding principal amount not to exceed $30,000,000, or any extensions, refinancings, replacements, amendments or amendments and restatements of such bank facility in an aggregate commitment or outstanding principal amount not to exceed $30,000,000, and/or (2) the term loan from Bank of Hawaii in favor of GLP Asphalt LLC in an aggregate outstanding principal amount not to exceed the aggregate principal amount of $14,000,000, or any extensions, refinancings, replacements, amendments or amendments and restatements of such facility in an aggregate outstanding principal amount not to exceed $14,000,000.
“Unencumbered Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Unencumbered EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to (b) Unencumbered Fixed Charges as of such date.
“Unencumbered Fixed Charges” means, as of any period of determination, with respect to Holdings and its Subsidiaries on a consolidated basis, the portion of Consolidated Interest Expense attributable to Unsecured Debt for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date, plus preferred dividends of Holdings accrued during the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date, plus scheduled principal payments with respect to Unsecured Debt (excluding (i) any “balloon payment”, (ii) any scheduled principal payments made in the applicable four fiscal quarter period that represent amortization of the Series D Notes and (iii) amounts outstanding under this Agreement that are classified as current liabilities under GAAP but only to the extent that no Default or Event of Default then exists under this Agreement or the Note Purchase Agreement) of Holdings and its Subsidiaries for the period of four consecutive fiscal quarters next succeeding such date of determination.
“Unencumbered Income Producing Assets Value” means, at any time of determination thereof, without duplication, the sum of (i) the Net Operating Income from Unencumbered Investment Properties divided by the Applicable Cap Rates, (ii) the Net Operating Income from Unencumbered Leased Agricultural Land divided by the

Applicable Cap Rates, (iii) the Net Operating Income from Unencumbered Leased Non-Agricultural Land divided by the Applicable Cap Rate, (iv) the greater of (x) operating profit (prior to the deduction of depreciation and amortization expenses) for the period of four (4) consecutive fiscal quarters most recently ended generated from the agricultural division of Holdings and its Subsidiaries but only to the extent the assets in the agricultural division are Unencumbered Agricultural Division Assets (excluding, as an abundance of caution, Net Operating Income from Leased Agricultural Land) divided by 20.0%, and (y) the Appraised Value of Unencumbered Agricultural Land which is not leased to third parties (provided that the determination of whether or not to obtain the appraisal necessary to determine the Appraised Value shall be made at the option of the Borrowers and if the Borrowers do not elect to have an appraisal performed, then clause (x) will be deemed to be greater than clause (y)), (v) the value of the assets of Grace and its Subsidiaries (which shall be deemed to be equal to EBITDA generated solely by Grace Holdings and its Subsidiaries for the period of four (4) consecutive fiscal quarters most recently ended divided by 16.67%), provided that the amount of EBITDA under this clause (v) shall be excluded from the calculation of Unencumbered Income Producing Assets Value if, at such time of determination or at any time during such then or most recently ended period of four consecutive fiscal quarters, any Debt of Grace Holdings or its Subsidiaries is or was secured by a consensual Lien, except that only the value of GLP Asphalt LLC (which shall be deemed to be equal to EBITDA (but calculated solely with respect to GLP Asphalt LLC and its Subsidiaries for the then or most recently ended period of four consecutive fiscal quarters) divided by 16.67%) shall be excluded from the calculation of Unencumbered Income Producing Assets Value if the only Debt of Grace Holdings or its Subsidiaries which is or was secured by a consensual Lien consists or consisted of (1) the bank facility from Wells Fargo in favor of GLP Asphalt LLC in an aggregate commitment or outstanding principal amount not to exceed $30,000,000, or any extensions, refinancings, replacements, amendments or amendments and restatements of such bank facility in an aggregate commitment or outstanding principal amount not to exceed $30,000,000, and/or (2) the term loan from Bank of Hawaii in favor of GLP Asphalt LLC in an aggregate outstanding principal amount not to exceed the aggregate principal amount of $14,000,000, or any extensions, refinancing, replacements, amendments or amendments and restatements of such facility in an aggregate outstanding principal amount not to exceed $14,000,000, (vi) the net book value (i.e., the book value net of liabilities, whether secured or unsecured) of Development Real Properties owned by Holdings or any of its Subsidiaries, or an Unconsolidated Joint Venture Entity, to be included in the determination of “Unencumbered Income Producing Assets Value” in an amount (I) in the case of Development Real Properties owned by Holdings or any of its Subsidiaries, equal to such net book value (provided that with respect to any Consolidated Joint Venture Entity, such book value shall be decreased by an amount equal to the noncontrolling interest in such Consolidated Joint Venture Entity as reflected on the most recent consolidated balance sheet of Holdings required to be delivered pursuant to Section 6.01(a) or (b)) and (II) in the case of Development Real Properties owned by an Unconsolidated Joint Venture Entity, equal to the net book value of Holdings’ direct or indirect investment in such Unconsolidated Joint Venture Entity, provided that the aggregate of the net book value of the assets described in this clause (vi) shall be included in the determination of Unencumbered Income Producing Assets Value only to the extent it comprises 15% or less of the Unencumbered Income Producing Assets Value, plus (vii) the book value of notes receivable held directly by Holdings or its Subsidiaries (or indirectly through a Person other than Holdings or its Subsidiaries) from Persons other than Holdings or any of its Subsidiaries, and the book value of mezzanine equity investments held directly by Holdings or its Subsidiaries (or indirectly through a Person other than Holdings or its Subsidiaries) in other Persons (but without duplication of the immediately preceding clause (vi)), provided that the aggregate book value of such notes receivable and mezzanine investments shall be included in the determination of Unencumbered Income Producing Assets Value only to the extent it comprises 5% or less of the Unencumbered Income Producing Assets Value, provided further that the aggregate of the net book value and the book value (as applicable) of the assets described in the immediately preceding clauses (vi) and (vii) shall be included in the determination of Unencumbered Income Producing Assets Value only to the extent it comprises 15% or less of the Unencumbered Income Producing Assets Value.
Notwithstanding anything to the contrary in the foregoing portions of this definition or in Section 1.02(e) any asset or Person (together with such Person’s Subsidiaries) acquired by Holdings or any of its Subsidiaries, for purpose of determining the “Unencumbered Income Producing Asset Value,” shall be valued at net book value during the period from the consummation of such acquisition until the last day of the first four full fiscal quarters occurring after the consummation of such acquisition.

“Unencumbered Income Producing Assets Value to Unsecured Debt Ratio” means, as at any time of determination thereof, the ratio of (i) Unencumbered Income Producing Assets Value to (ii) Unsecured Debt as of such time.
“Unencumbered Investment Properties” means Investment Properties which (i) are not subject to a mortgage or any other Lien, other than (a) Liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, and (b) Liens incidental to the conduct of the owner of such property’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances of credit, or the guarantee, maintenance, extension or renewal of the same, and which do not in the aggregate materially detract from the value of the applicable property, or materially impair the use thereof; (ii) are not subject to any agreement (including (x) any agreement governing Debt incurred in order to finance or refinance the acquisition of such project, and (y) if applicable, the organizational documents of Holdings or any Subsidiary) that prohibits or limits the ability of Holdings or any Subsidiary, as the case may be, to create, incur, assume or suffer to exist any Lien upon any assets or equity interest of Holdings, or any Subsidiary except for covenants that are not materially more restrictive than the covenants contained in this Agreement, in favor of holders of unsecured Debt of Holdings and its Subsidiaries not prohibited hereunder; and (iii) are not subject to any agreement (including (x) any agreement governing Debt incurred in order to finance or refinance the acquisition of such project, and (y) if applicable, the organizational documents of Holdings or any Subsidiary) that entitles any Person to the benefit of any Lien on any assets or equity interests of Holdings or any Subsidiary or would entitle any Person to the benefit of any Lien on such assets or equity interests upon the occurrence of any contingency (including pursuant to an “equal and ratable” clause). No such Investment Property owned by a Subsidiary of Holdings shall be deemed to be an Unencumbered Investment Property unless (1) both such project and all equity interests of the Subsidiary which holds legal title to such project is not subject to any Lien, (2) each intervening entity between Holdings and such Subsidiary does not have any Debt for borrowed money, and (3) no event has occurred or condition exists described in Section 8.01(f) or 8.01(g) (assuming that such provisions applied to such Subsidiary) with respect to such Subsidiary.
“Unencumbered Leased Agricultural Land” means Agricultural Land which is leased to third parties on arms’-length terms and which: (i) is not subject to a mortgage or any other Lien, other than (a) Liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) Liens incidental to the conduct of the owner of such property’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances of credit, or the guarantee, maintenance, extension or renewal of the same, and which do not in the aggregate materially detract from the value of the applicable property, or materially impair the use thereof, and (c) arms’-length operating leases with third-party lessees; (ii) is not subject to any agreement (including (x) any agreement governing Debt incurred in order to finance or refinance the acquisition of such land, and (y) if applicable, the organizational documents of Holdings or any Subsidiary) that prohibits or limits the ability of Holdings or any Subsidiary, as the case may be, to create, incur, assume or suffer to exist any Lien upon any assets or equity interest of Holdings, or any Subsidiary except for covenants that are not materially more restrictive than the covenants contained in this Agreement, in favor of holders of unsecured Debt of Holdings and its Subsidiaries not prohibited hereunder; and (iii) is not subject to any agreement (including (x) any agreement governing Debt incurred in order to finance or refinance the acquisition of such land, and (y) if applicable, the organizational documents of Holdings or any Subsidiary) that entitles any Person to the benefit of any Lien on any assets or equity interests of Holdings or any Subsidiary or would entitle any Person to the benefit of any Lien on such assets or equity interests upon the occurrence of any contingency (including pursuant to an “equal and ratable” clause). No such land owned by a Subsidiary of Holdings shall be deemed to be Unencumbered Leased Agricultural Land unless (1) both such land and all equity interests of the Subsidiary which holds legal title to such land is not subject to any Lien, (2) each intervening entity between Holdings and such Subsidiary does not have any Debt for borrowed money, and (3) no event has occurred or condition exists described in Section 8.01(f) or 8.01(g) (assuming that such provisions applied to such Subsidiary) with respect to such Subsidiary.
“Unencumbered Leased Non-Agricultural Land” means Leased Non-Agricultural Land which: (i) is not subject to a mortgage or any other Lien, other than (a) Liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with

GAAP, (b) Liens incidental to the conduct of the owner of such property’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances of credit, or the guarantee, maintenance, extension or renewal of the same, and which do not in the aggregate materially detract from the value of the applicable property, or materially impair the use thereof, and (c) arms’-length operating leases with third-party lessees; (ii) is not subject to any agreement (including (x) any agreement governing Debt incurred in order to finance or refinance the acquisition of such land, and (y) if applicable, the organizational documents of Holdings or any Subsidiary) that prohibits or limits the ability of Holdings or any Subsidiary, as the case may be, to create, incur, assume or suffer to exist any Lien upon any assets or equity interest of Holdings, or any Subsidiary except for covenants that are not materially more restrictive than the covenants contained in this Agreement, in favor of holders of unsecured Debt of Holdings and its Subsidiaries not prohibited hereunder; and (iii) is not subject to any agreement (including (x) any agreement governing Debt incurred in order to finance or refinance the acquisition of such land, and (y) if applicable, the organizational documents of Holdings or any Subsidiary) that entitles any Person to the benefit of any Lien on any assets or equity interests of Holdings or any Subsidiary or would entitle any Person to the benefit of any Lien on such assets or equity interests upon the occurrence of any contingency (including pursuant to an “equal and ratable” clause). No such land owned by a Subsidiary of Holdings shall be deemed to be Unencumbered Leased Non-Agricultural Land unless (1) both such land and all equity interests of the Subsidiary which holds legal title to such land is not subject to any Lien, (2) each intervening entity between Holdings and such Subsidiary does not have any Debt for borrowed money, and (3) no event has occurred or condition exists described in Section 8.01(f) or 8.01(g) (assuming that such provisions applied to such Subsidiary) with respect to such Subsidiary.
“United States” and “U.S.” mean the United States of America.
“Unsecured Debt” means, at any time of determination thereof, the consolidated Debt of Holdings or its Subsidiaries not secured by any Lien.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).
“Voting Stock” means any shares of stock (or comparable equity securities) whose holders are entitled under ordinary circumstances to vote for the election of directors (or comparable persons), irrespective of whether at the time stock (or comparable equity securities) of any other class or classes shall have or might have voting power by reason of the happening of any contingency.
“Wells Fargo” means Wells Fargo Bank, National Association.
“Withholding Agent” means the Borrowers, any Loan Party and the Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
.Other Interpretive Provisions
. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any articles of incorporation, bylaws or similar organizational documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not (i) avoid the occurrence of a Default if such action is taken or such condition exists or (ii) in any way prejudice an attempt by the Agent to prohibit, through equitable action or otherwise the taking of any action by any Borrower or any Subsidiary that would result in a Default. For the avoidance of doubt, if a particular action or condition is expressly permitted by an exception to a covenant and is not expressly prohibited by another provision in the same covenant, the taking of such action or the existence of such condition shall not result in a Default under such covenant.
(e)For purposes of all calculations made under the financial covenants set forth in Section 7.01 and the Priority Debt covenant set forth in Section 7.05 for an applicable period, (i) if during such period Holdings, any Borrower or any Subsidiary shall have consummated an acquisition of a Significant Subsidiary or a Significant Line of Business, (x) EBITDA or Unencumbered EBITDA, as the case may be, for such period shall be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period; provided that if the aggregate purchase price for any such acquisition is greater than or equal to $25,000,000, EBITDA or Unencumbered EBITDA, as the case may be, shall only be calculated on a pro forma basis to the extent such pro forma calculations are based on audited financial statements or other financial statements reasonably satisfactory to the Required Lenders (subject to adjustments set forth in the second paragraphs of each of the definitions of Total Adjusted Asset Value and Unencumbered Income Producing Assets Value, as applicable) and (y) any Debt incurred or assumed by any Loan Party or Subsidiary (including the Person or property acquired) in connection with such transaction and any Debt of the Person or property acquired which is not retired in connection with such transaction (1) shall be deemed to have been incurred as of the last day of the previous period and (2) if such Debt has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Debt as at the relevant date of determination, and (ii) if during such period Holdings, any Borrower or any Subsidiary shall have consummated a disposition of all or substantially all of the assets of Holdings, a Borrower or a Subsidiary or of a majority of the equity interests of a Subsidiary or of a Significant Line of Business, (x) EBITDA or Unencumbered EBITDA, as the case may be, for such period shall be calculated after giving pro forma effect thereto as if such transaction occurred on the last day of the previous period and (y) any Debt which is retired in connection with such transaction shall be excluded and deemed to have been retired as of the last day of the previous period.
.Accounting Terms.
(a)Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, except as otherwise specifically prescribed herein.

(b)Changes in GAAP. If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, (A) until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) until so amended, the Borrowers shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested by the Agent hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with GAAP in effect and adopted by the Borrower as of the Closing Date, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.
.Rounding
. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
.Times of Day
. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).
.Rates
. The Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate”.

Article III.
Article IV.THE COMMITMENTS AND CREDIT EXTENSIONS
.Term Loans
. Subject to the terms and conditions set forth herein, on the Closing Date and from time to time thereafter during the Availability Period, each Lender severally and not jointly agrees to make non-revolving term loans (each such loan, a “Committed Loan”) denominated in Dollars to the Borrowers in the aggregate principal amount equal to the amount of such Lender’s Commitment, which shall be made in one or more disbursements by the Lenders in accordance with each Lender’s Applicable Percentage and subject to the terms and provisions of this Agreement. Upon a Lender’s funding of a Committed Loan, the Commitment of such Lender shall be automatically reduced by the amount of such Committed Loan funded by such Lender.
.Borrowings, Conversions and Continuations of Committed Loans.
(a)Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Loans shall be made upon the applicable Borrower’s irrevocable notice to the Agent, which may be given by: (A) telephone or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Agent of a Committed Loan Notice. Each such notice must be received by the Agent not later than 12:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of Eurodollar Loans, of any conversion to or continuation of Eurodollar Loans or of any conversion of Eurodollar Loans to Base Rate Loans and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Eurodollar Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the applicable Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed

Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the applicable Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if such Borrower fails to give a timely notice requesting a conversion or continuation of a Eurodollar Loan, then the applicable Committed Loan shall be made as, or converted to, Base Rate Loans, unless such Committed Loan was a Eurodollar Loan, in which case such Committed Loan shall be continued as a Eurodollar Loan with an Interest Period of one month. Any such automatic conversion to a Base Rate Loan and any such continuation of a Eurodollar Loan, in either case, shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Loans. If the applicable Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Loans in any such Committed Loan Notice, but such Borrower fails to specify an Interest Period for such Committed Loan or continuation of a Eurodollar Loan, it will be deemed to have specified an Interest Period of one month.
(b)Following receipt of a Committed Loan Notice, the Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Eurodollar Loans described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Agent in immediately available funds at the Agent’s Office not later than 11:00 a.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Agent either by (i) crediting the account of such Borrower on the books of Wells Fargo with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with the Disbursement Instruction Agreement.
(c)Except as otherwise provided herein, a Eurodollar Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Loans without the consent of the Required Lenders.
(d)The Agent shall promptly notify the applicable Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Agent shall notify the applicable Borrower and the Lenders of any change in Wells Fargo’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(e)After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than three (3) Interest Periods in effect at any single time with respect to Eurodollar Loans.
.Funds Transfer Disbursements.
The Borrower hereby authorizes the Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated in the Disbursement Instruction Agreement.
.Intentionally Omitted.
.Prepayments.
(a)Any Borrower may, upon delivery of a Notice of Loan Prepayment to the Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Loans and (B) one Business Day prior to any date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurodollar Loans are to be prepaid, the Interest Period(s) of such Loans. The Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If the applicable Borrower gives a prepayment notice, then such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, any notice of prepayment given in connection with a notice of termination of the Commitments given by such Borrower may state that such prepayment notice is conditioned upon the effectiveness of other credit facilities or capital raising, in which case such notice may (subject to compliance by such Borrower with the requirements of Section 3.05) be revoked by such Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied. Any prepayment of a Eurodollar Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Any prepayment of a Eurodollar Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.16, each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.
(b)Any amounts repaid hereunder may not be reborrowed.
.Termination or Reduction of Undisbursed Commitments.

(a)The Borrowers may, upon notice to the Agent, terminate the undisbursed Aggregate Commitments, or from time to time permanently reduce the undisbursed Aggregate Commitments; provided that (a) any such notice shall be received by the Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, and (b) any such reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof; provided, any notice of termination of the undisbursed Aggregate Commitments given by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities or capital raising, in which case such notice may be revoked by the Borrowers (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied. The Agent will promptly notify the Lenders of any such notice of termination or reduction of the undisbursed Aggregate Commitments.
(b)Any Commitments remaining unfunded at the end of the Availability Period shall be automatically cancelled.
Any reduction of the undisbursed Aggregate Commitments shall be applied to the undisbursed Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination or cancellation of the undisbursed Aggregate Commitments shall be paid on the effective date of such termination, and, for the avoidance of doubt, in no event shall any fees be refundable as a result of any reduction, termination or cancellation of all or any portion of the Aggregate Commitments.
.Repayment of Loans.
The Borrowers shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans outstanding on such date.
.Interest.
(a)Subject to the provisions of subsection (b) below, (i) each Eurodollar Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
(b)(i)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.
(i)If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.
(ii)Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.
(iii)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
.Fees
.
(a)Unused Fee. The Borrowers shall pay to the Agent for the account of each Lender in accordance with its Applicable Percentage, an unused fee at a rate equal to 0.20% per annum on the actual daily amount by which, during the Availability Period, the Aggregate Commitments as of the Closing Date exceed the sum of the Outstanding Amount of Committed Loans. The unused fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable in arrears on the first Business Day in April, 2018 and on the last day of the Availability Period.
(b)Other Fees. The Borrowers shall pay to the Agent fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
.Computation of Interest and Fees; Retroactive Adjustment of Applicable Rate.
(a)All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)If, as a result of any restatement of or other adjustment to the financial statements of Holdings or for any other reason, the Borrowers or the Lenders determine that (i) the Total Debt to Total Adjusted Asset Value Ratio as calculated by the Borrowers as of any applicable date while this Agreement is in effect was inaccurate and (ii) a proper calculation of the Total Debt to Total Adjusted Asset Value Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Agent for the account of the applicable Lenders, promptly on demand by the Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Agent or any Lender, as the case may be, under Section 2.08(b) or under Article VIII. The Borrowers’ obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder until the date that is one year after such termination and repayment. Upon payment by the Borrowers of any shortfall as provided in this clause (b), any Default or Event of Default resulting solely from the failure to pay such amounts when the interest or fees for the relevant period were due and payable or any representations and warranties made in this regard shall be deemed cured for all purposes.
.Evidence of Debt.
The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Agent in the ordinary course of business. The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of any Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Agent, each Borrower shall execute and deliver to such Lender (through the Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
.Payments Generally; Agent’s Clawback.
(a)General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Agent, for the account of the respective Lenders to which such payment is owed, at the Agent’s Office in Dollars and in immediately available funds not later than 11:00 a.m. on the date specified herein. The Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Agent after 11:00 a.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by a Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)(i)    Funding by Lenders; Presumption by Agent. Unless the Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurodollar Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 9:00 a.m. on the date of such Committed Borrowing) that such Lender will not make available to the Agent such Lender’s share of such Committed Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans. If the applicable Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by any Borrower shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Agent.
(i)Payments by Borrower; Presumptions by Agent. Unless the Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders hereunder that such Borrower will not make such payment, the Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.
A notice of the Agent to any Lender or any Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)Failure to Satisfy Conditions Precedent. If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).
(e)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(f)ERISA. Each Lender as of the Closing Date represents and warrants as of the Closing Date to the Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, for the benefit of the Borrowers or any other Loan Party, that such Lender is not and will not be (i) an employee benefit plan subject to Title I of ERISA, (ii) a plan or account subject to section 4975 of the Code; (iii) an entity deemed to hold “plan assets”, within the meaning of section 3(42) of ERISA, of any such plans or accounts for purposes of ERISA or the Code; or (iv) a “governmental plan” within the meaning of section 3(32) of ERISA.
.Sharing of Payments by Lenders
. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:
(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)the provisions of this Section shall not be construed to apply to (y) any payment made by or on behalf of any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans to any assignee or participant, other than an assignment to any Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
.Intentionally Omitted.
.Intentionally Omitted.
.Defaulting Lenders.
(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and in Section 10.01.

(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, [intentionally omitted]; third, [intentionally omitted]; fourth, as the Borrowers may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrowers, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Unused Fee. No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(b)Defaulting Lender Cure. If the Borrowers and the Agent agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Committed Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Committed Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)Notification of Defaulting Lender. Upon becoming aware that a Lender is a Defaulting Lender, the Agent shall reasonably promptly notify the Borrowers that such Lender is a Defaulting Lender.
.Joint and Several Obligations.
Except as specifically provided herein, the Obligations of the Borrowers shall be joint and several in nature regardless of which such Person actually receives Credit Extensions hereunder or the amount of such Credit Extensions received or the manner in which the Lender accounts for such Credit Extensions on its books and records. Notwithstanding the foregoing, each Borrower (other than the Company) hereby irrevocably appoints the Company to act as its agent for all purposes of this Agreement and the other Loan Documents and agrees that (a) the Company may execute such documents on behalf of such Borrower (in its capacity as a Borrower) as the Company deems appropriate in its sole discretion and Grace shall be obligated by all of the terms of any such document executed on its behalf, (b) any notice or communication delivered by the Agent or the Lender to the Company shall be deemed delivered to such Borrower and (c) the Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by the Company on behalf of such Borrower. The provisions of Section 11.02 and 11.04 are incorporated herein by reference and shall apply to the obligations of the Borrowers under this Section 2.17 mutatis mutandis.

Article V.
Article VI.TAXES, YIELD PROTECTION AND ILLEGALITY
.Taxes.
(a)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable laws. If any applicable laws (as determined in the good faith discretion of the applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
(ii)If any Withholding Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding Taxes, from any payment, then (A) the Agent shall withhold or make such deductions as are determined by the Withholding Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction for Indemnified Taxes been made.
(iii)If any Withholding Agent shall be required by any applicable laws other than the Code to withhold or deduct any Taxes from any payment, then (A) the Withholding Agent, as required by such laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Withholding Agent, to the extent required by such laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction for Indemnified Taxes been made.
(b)Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes
(c)Tax Indemnification.
(i)Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (except for any such penalties, interest and reasonable expenses to the extent attributable to the gross negligence or willful misconduct of such Recipient), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Agent as required pursuant to Section 3.01(c)(ii) below.

(ii)Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after written demand therefor, (x) the Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by the Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Agent under this clause (ii).
(d)Evidence of Payments. Upon request by a Borrower or the Agent, as the case may be, after any payment of Taxes by any Borrower or by the Agent to a Governmental Authority as provided in this Section 3.01, the applicable Borrower shall deliver to the Agent or the Agent shall deliver to the applicable Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the applicable Borrower or the Agent, as the case may be.
(e)Status of Lenders; Tax Documentation.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Agent, at the time or times reasonably requested by the Borrowers or the Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Agent as will enable the Borrowers or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,
(A)any Lender that is a U.S. Person shall deliver to such Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Agent), whichever of the following is applicable:
(I)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)executed copies of IRS Form W‑8ECI;
(III)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D‑1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or
(IV)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W‑8IMY, accompanied by IRS Form W‑8ECI, IRS Form W‑8BEN or W‑8BEN‑E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D‑2 or Exhibit D‑3, IRS Form W‑9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D‑4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to such Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Agent as may be necessary for such Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.
(iii)Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify such Borrower and the Agent in writing of its legal inability to do so.
(f)Treatment of Certain Refunds. Unless required by applicable laws, at no time shall the Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines in good faith that it has received a refund of any Taxes (including any application thereof to another amount owed to the refunding Governmental Authority) as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.
(g)Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
.Illegality
. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Committed Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Company through the Agent, (a) any obligation of such Lender to make or continue Eurodollar Loans or to convert Base Rate Loans to Eurodollar Loans shall be suspended and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Eurodollar Rate component of the Base Rate), either (i) if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, on the last day of the Interest Period therefor, or (ii) if such Lender may not lawfully continue to maintain such Eurodollar Loans to the last day of the Interest Period therefor, on the last day that such Lender may lawfully continue to maintain such Eurodollar Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.
.Inability to Determine Rates.
(a)Unless and until a Replacement Rate is implemented in accordance with clause (c) below, if, in connection with any request for a Eurodollar Loan or a conversion to or continuation thereof or otherwise, (i) the Agent determines that (A) deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Loan or (B) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Agent or the Required Lenders determine that for any reason Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended (to the extent of the affected Eurodollar Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Agent (upon the instruction of the

Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans (to the extent of the affected Eurodollar Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
(b)Notwithstanding anything to the contrary in subsection (a) above, if the Agent has made the determination (such determination to be conclusive absent manifest error) that (i) the circumstances described in Section 3.03(a)(i) or Section 3.03(a)(ii) have arisen and that such circumstances are unlikely to be temporary, (ii) any applicable interest rate specified herein is no longer a widely recognized benchmark rate for newly originated loans in the U.S. syndicated loan market or (iii) the applicable supervisor or administrator (if any) of any applicable interest rate specified herein or any Governmental Authority having or purporting to have jurisdiction over the Agent has made a public statement identifying a specific date after which any applicable interest rate specified herein shall no longer be used for determining interest rates for loans in the U.S. syndicated loan market, then the Agent may, to the extent practicable (in consultation with the Borrower and as determined by the Agent to be generally in accordance with similar situations in other transactions in which it is serving as administrative agent or otherwise consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace such applicable interest rate for all purposes under the Loan Documents unless and until (A) an event described in Section 3.03(a)(i), (a)(ii), (b)(i), (b)(ii) or (b)(iii) occurs with respect to the Replacement Rate or (B) the Agent (or the Required Lenders through the Agent) notifies the Borrower that the Replacement Rate does not adequately and fairly reflect the cost to the Lenders of funding the Loans bearing interest at the Replacement Rate. In connection with the establishment and application of the Replacement Rate, this Agreement and the other Loan Documents shall be amended solely with the consent of the Agent and the Borrower, as may be necessary or appropriate, in the opinion of the Agent, to effect the provisions of this Section 3.03(b) (including, without limitation, adjustments to the interest rate margins or interest rate benchmark floors as the Agent or the Required Lenders may request to equalize (to the extent practicable), as of the effective date of such amendment, the sum of the Replacement Rate and any applicable interest rate margin with respect thereto (taking into account applicable interest periods) with the sum of the applicable interest rate being replaced with such Replacement Rate and the interest rate margin applicable thereto). Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 10.01), such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Agent shall not have received, within five (5) Business Days of the delivery of such amendment to the Lenders, a written notice signed by Lenders constituting Required Lenders stating that such Lenders object to such amendment (which such notice shall note with specificity the particular provisions of the amendment to which such Lenders object). To the extent the Replacement Rate is approved by the Agent in connection with this clause (b), the Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Administrative Agent, such Replacement Rate shall be applied as otherwise reasonably determined by the Agent (it being understood that any such modification by the Agent shall not require the consent of, or consultation with, any of the Lenders).
.Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Committed Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than three (3) months prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)Delay in Requests. Reserves on Eurodollar Loans. The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 10 Business Days’ prior notice (with a copy to the Agent) of such additional interest from such Lender. If a Lender fails to give notice Business Days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 Business Days from receipt of such notice.
.Compensation for Losses
. Upon demand of any Lender (with a copy to the Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)any continuation, conversion, payment or prepayment of any Eurodollar Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)any failure by a Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow or continue a Eurodollar Loan or to convert any Base Rate Loan to a Eurodollar Loan on the date or in the amount notified by a Borrower; or
(c)any assignment of a Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of a request by a Borrower pursuant to Section 10.13;
including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained (but excluding any loss of anticipated profits). The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.
.Mitigation Obligations; Replacement of Lenders.
(a)Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender, or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrowers such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (as compared to actions taken by such Lender with respect to other similarly situated borrowers). The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or any Lender gives a notice pursuant to Section 3.02, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrowers may replace such Lender in accordance with Section 10.13.
.Survival
. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Agent.

Article VII.
Article VIII.CONDITIONS PRECEDENT TO EFFECTIVENESS AND CREDIT EXTENSIONS
.Conditions of Effectiveness
. This Agreement shall become effective upon satisfaction of the following conditions precedent:
(a)The Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the applicable Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Agent and each of the Lenders:
(i)executed counterparts of this Agreement;
(ii)an executed counterpart of the Guaranty;
(iii)a Note executed by each Borrower in favor of each Lender requesting a Note;
(iv)a Disbursement Instruction Agreement effective as of the Closing Date;
(v)such certificates of resolutions or other action, incumbency certificates (including specimen signatures) and/or other certificates of the secretary or assistant secretary of each Loan Party as the Agent may require evidencing the identity, authority and capacity of each Authorized Officer thereof authorized to act as an Authorized Officer in connection with the execution of this Agreement and the other Loan Documents;
(vi)such documents and certifications as the Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing and in good standing in its jurisdiction of organization;
(vii)a favorable opinion of legal counsel to the Loan Parties addressed to the Agent and each Lender, as to such customary matters concerning the Loan Parties and the Loan Documents as the Agent may reasonably request; and

(viii)a certificate signed by a Responsible Officer of the Borrowers certifying that the conditions specified in Sections 4.02(a) and (b) have been satisfied, provided that for the purposes of this clause (vii), any references to Credit Extensions in such Sections shall be disregarded.
(b)Any fees required to be paid under the Fee Letter to the Agent, Arranger or the Lenders on or before the Closing Date shall have been paid.
(c)[intentionally omitted].
(d)Unless waived by the Agent, the Borrowers shall have paid all fees, reasonable and documented out-of-pocket expenses, charges and disbursements of Jones Day, as counsel to the Agent (directly to such counsel if requested by the Agent), plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the Closing Date (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Agent).
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
.Conditions to all Credit Extensions
. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Loans) is subject to the following conditions precedent:
(a)The representations and warranties of the Borrowers contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect which such representation and warranty shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.02 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.
(b)No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
(c)The Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.
Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Loans) submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

Article IX.
Article X.REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to the Agent and the Lenders that:
.Organization
. Each Loan Party (other than any Series) is duly organized, validly existing and in good standing under the laws of the state of its organization. Each Series has been duly established by the Company. Each Significant Subsidiary (other than any series of a limited liability company) is duly organized, validly existing and in good standing under the laws of the state of its organization, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Each Significant Subsidiary that is a series of a limited liability company has been duly established. Each Loan Party and each Significant Subsidiary (i) has the full power and authority to own its properties and to carry on its business as now being conducted, (ii) is duly qualified in every state where the nature of its business requires that it do so, and (iii) is in good standing under the laws of every jurisdiction outside the state of its organization in which it owns or leases property or conducts business and in each case of (ii) and (iii), in which the failure to so qualify would have a Material Adverse Effect. Each Loan Party and each Significant Subsidiary has complied in all material respects with (or is exempt from the application of) all material federal, state and local laws, regulations and orders that are, or in the absence of any exemption could be, applicable to the operations of its business, including public utility, bank holding company, state agricultural and Environmental and Safety Laws, in each case except to the extent that the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Loan Party has full power, authority and right to execute and deliver, and to perform and observe, the provisions of this Agreement and the other Loan Documents to which such Loan Party is a party and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance of the Loan Documents by each Loan Party have been authorized by all necessary corporate and other action, and, when duly executed and delivered, will be the legal, valid and binding obligations of such Loan Party, enforceable against it in accordance with their respective terms except as enforceability may be limited by applicable Debtor Relief Laws and by general principles of equity (whether considered in a proceeding at law or in equity). Each of the Borrowers and Holdings represents and warrants that Schedule 5.01 contains complete and correct lists, as of the Closing Date, of the Subsidiaries of Holdings, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, and the percentage of equity outstanding owned by Holdings and each other Subsidiary.
.Financial Statements.
(a)The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Holdings and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Debt, to the extent required in accordance with GAAP.
(b)The unaudited consolidated balance sheet of Holdings and its Subsidiaries dated September 30, 2017, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP, subject to the absence of footnotes and to normal year-end audit adjustments .
(c)Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
.Actions Pending
. There is no action, suit, investigation or proceeding pending or, to the knowledge of any Borrower, threatened in writing against any Loan Party or any Subsidiary or any properties or rights of any Loan Party or any Subsidiary, by or before any court, arbitrator or administrative or governmental body which could reasonably be expected to result in a Material Adverse Effect.
.Outstanding Debt
. No Loan Party nor any Subsidiary has any Debt outstanding except as permitted by this Agreement.
.Title to Properties
. Each Loan Party and each Significant Subsidiary has such title to its properties and assets as is necessary for the conduct of the business which such Loan Party or Significant Subsidiary presently undertakes or contemplates undertaking, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect. There are no Liens on such properties and assets that (a) materially restrict any Loan Party’s or Significant Subsidiary’s intended use and enjoyment thereof in the ordinary course of business or (b) are not permitted by Section 7.02. There is no default under any lease to which any Loan Party or any such Significant Subsidiary is a lessee, lessor, sublessee or sublessor, except to the extent any of the foregoing defaults could not reasonably be expected to result in a Material Adverse Effect.

.Taxes
. Each Loan Party and each Significant Subsidiary has filed all Federal and state income and other material tax returns which are required to be filed by it. Each Loan Party and each such Subsidiary has paid all material taxes as shown on its returns and on all assessments received to the extent that such taxes have become due, except such assessments as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP. The Loan Parties and their Subsidiaries do not have any unpaid tax obligations which collectively could reasonably be expected to have a Material Adverse Effect.
.Conflicting Agreements and Other Matters
. Neither the execution nor delivery of this Agreement or the other Loan Documents, nor the making of Credit Extensions hereunder, nor fulfillment of nor compliance with the terms and provisions of this Agreement or the other Loan Documents will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of any Loan Party or any Subsidiary pursuant to, their respective articles of incorporation, bylaws or similar organizational documents, any award of any arbitrator or any material agreement, material instrument, order, judgment, decree, and, after due investigation and to any Borrower’s best knowledge, any statute, law, rule or regulation to which any Loan Party or any Subsidiary is party to or subject, as applicable.
.ERISA.
(a)There has been no failure to make any minimum required contributions (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, with respect to any Plan (other than a Multiemployer Plan). No liability to the PBGC has been or is expected by any Borrower or any ERISA Affiliate to be incurred with respect to any Plan (other than a Multiemployer Plan) by any Borrower, any Subsidiary or any ERISA Affiliate which is or would be materially adverse to the business, condition (financial or otherwise) or operations of the Borrowers and their Subsidiaries taken as a whole. Neither any Borrower, any of its Subsidiaries or any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or would be materially adverse to the Loan Parties and its Subsidiaries taken as a whole. The execution and delivery of this Agreement and the other Loan Documents and the Credit Extensions hereunder will be exempt from, or will not involve any transaction which is subject to the prohibitions of, section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code.
(b)Each Borrower is not and will not be (i) an employee benefit plan subject to Title I of ERISA, (ii) a plan or account subject to Section 4975 of the Code; (iii) an entity deemed to hold “plan assets”, within the meaning of section 3(42) of ERISA, of any such plans or accounts for purposes of ERISA or the Code; or (iv) a “governmental plan” within the meaning of section 3(32) of ERISA.
.Government Consent
. Neither the nature of any Loan Party nor any of its Subsidiaries, nor any of their respective businesses or properties, nor any relationship between any Loan Party or any Subsidiary and any other Person, nor any circumstance in connection with the Credit Extensions hereunder is such as to require any authorization, consent, approval, exemption or other action by, notice to or filing with any court, administrative or governmental body (other than routine filings after the date of closing with the SEC and/or state blue sky authorities) in connection with (a) the execution and delivery of this Agreement and the other Loan Documents or (b) fulfillment of or compliance with the terms and provisions of this Agreement and the other Loan Documents.
.Investment Company Status
. Neither the Company, Grace, Holdings nor any other Loan Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, or an “investment adviser” within the meaning of the Investment Advisers Act of 1940.
.Real Property Matters
. Except as could not reasonably be expected to have a Material Adverse Effect: (a) each Loan Party and each Significant Subsidiary has, or is in the process of procuring, for the real property which it owns or uses, such authorizations, consents, approvals, licenses and permissions (collectively, “Consents”) that such Loan Party or such

Significant Subsidiary believes or has been advised by counsel to be now necessary for it to own, hold, develop, use or operate such real property in its current or intended manner, all in material compliance with applicable laws and regulations, and (b) no Loan Party nor any Significant Subsidiary has received any notice that any such Consent is necessary which has not been obtained, or is in the process of being obtained, other than applications for the same that have been or will be timely filed and are being or will be diligently pursued with the appropriate governmental authorities and agencies.
.Possession of Franchises, Licenses, Etc
. Except as could not reasonably be expected to have a Material Adverse Effect: (a) Holdings, the Borrowers and their Subsidiaries possess all franchises, certificates, licenses, development and other permits and other authorizations from governmental political subdivisions or regulatory authorities and all patents, trademarks, service marks, trade names, copyrights, licenses, easements, rights of way and other rights, free from burdensome restriction, that are necessary in the judgment of the Borrowers in any material respect for the ownership, maintenance and operation of their business, properties and assets, (b) no Loan Party nor any of its Subsidiaries is in violation of any such rights and (c) no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, or which adversely affects the rights of any Loan Party or its Subsidiaries thereunder.
.Environmental and Safety Matters
. Each Loan Party and its Subsidiaries and all of their respective properties and facilities have complied at all times and in all respects with all Environmental and Safety Laws except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.
.Hostile Tender Offers
. None of the proceeds of the Credit Extensions will be used to finance any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market (other than purchases for portfolio investment purposes of such shares, equity interests, securities or rights which, together with any shares, equity interests, securities or rights then owned, represent less than 5% of the equity interests or beneficial ownership of such corporation or other entity) and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity.
.Employee Relations
. No Loan Party nor any Subsidiary is the subject of (a) any material strike, work slowdown or stoppage, union organizing drive or other similar activity or (b) any material action, suit, investigation or other proceeding involving alleged employment discrimination, unfair termination, employee safety or similar matters, that in either case would reasonably be expected to have a Material Adverse Effect nor, to the best knowledge of any Borrower, is any such event imminent or likely to occur.
.OFAC
. None of the Loan Parties, nor any of their Subsidiaries, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee or agent thereof, is an individual or entity that is, or is owned 50% or more or controlled by any Person or Persons that are (a) currently the target of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant Sanctions authority or (c) located, organized or resident in a Designated Jurisdiction (such Persons referred to herein as “Sanctioned Persons”).
.Disclosure
. Neither this Agreement nor any other document, certificate or statement furnished to the Agent or any Lender by or on behalf of the Borrowers in connection herewith, when taken together with all other written information furnished, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading; provided that with respect to projections and other pro forma financial information included in such information, each Borrower only represents that such information was based upon good faith estimates and assumptions believed by the preparer thereof to be reasonable at the time made, it being recognized by the Agent and the Lenders that such financial information as it relates to future events is not to be viewed as a fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.
.Anti-Corruption Laws.
The Loan Parties and their Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
.No EEA Financial Institution.
No Loan Party is an EEA Financial Institution.

Article XI.
Article XII.AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than any contingent indemnification obligations for which no claim for payment has been made):
.Financial Information
. The Borrowers shall deliver to the Agent and each Lender:
(a)as soon as practicable and in any event within 60 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year (or if earlier, 10 Business Days after the date required to be filed with the SEC), or the date on which another creditor of any Borrower first receives such information, consolidated statements of income and cash flows of Holdings and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and certified by an authorized financial officer of the Borrowers, subject only to changes resulting from year-end adjustments;
(b)as soon as practicable and in any event within the earlier to occur of 120 days after the end of each fiscal year of the Borrowers (or if earlier, 10 Business Days after the date required to be filed with the SEC) or the date on which another creditor of any Borrower first receives such information, consolidated statements of income and cash flows of Holdings and its Subsidiaries for such year and a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form corresponding figures from the preceding annual audit, all in reasonable detail and reasonably satisfactory in scope to the Required Lenders and certified by independent public accountants of recognized standing whose opinion shall be unqualified (other than solely as a result of the upcoming maturity of the Obligations within one year from the time such opinion is delivered) and otherwise satisfactory in scope and substance to the Required Lenders, provided that such opinion shall be deemed otherwise satisfactory if prepared in accordance with GAAP and generally accepted accounting standards;
(c)together with each delivery of financial statements required by clauses (a) and above, a Compliance Certificate (i) setting forth the aggregate amount of Restricted Payments made during such fiscal period and computations showing the calculation of the covenants in Sections 7.01 7.03(c), 7.04(d), 7.04(e) and 7.05; and (ii) stating that to the best of his or her knowledge, after due inquiry, there exists no Default as of the date of the Compliance Certificate, or if any such Default exists, specifying the nature and period of existence thereof and what action the Borrowers propose to take with respect thereto;
(d)promptly upon transmission thereof, copies of all such financial, proxy and information statements, notices and other reports as are sent to Holdings’ stockholders generally and copies of all registration statements (with such exhibits as any holder reasonably requests) and all reports which are filed with the SEC;
(e)promptly upon receipt thereof, a copy of each other material report submitted to Holdings or any of its Subsidiaries by independent accountants in connection with any material annual, interim or special audit made by them of the books of Holdings or such Subsidiary pursuant to a request by Holdings’ board of directors;

(f)promptly after the furnishing thereof, copies of any certificate or report furnished to any other holder of the debt securities of any Loan Party pursuant to the terms of the Note Purchase Agreement or any other indenture, loan, credit or similar agreement or instrument and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.01;
(g)at the time of delivery of the financial statements referenced in Section 6.01(b), an annual forecast of Holdings for the then current fiscal year; and
(h)annually, a report with respect to the real property of the Loan Parties substantially in form and substance similar to that certain Real Estate Supplement reported as of and for the fiscal year ended December 31, 2016 or otherwise in form and substance satisfactory to the Agent.
Each Borrower also covenants that forthwith upon a Responsible Officer obtaining actual knowledge of a Default, it will deliver to the Agent and the Lenders an Officers’ Certificate specifying the nature and period of existence thereof and what action the Borrowers propose to take with respect thereto.
Documents required to be delivered pursuant to Section 6.01(a), (b), (d) or (h) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provides a link thereto on the Borrowers’ website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on a Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (i) the Borrowers shall deliver paper copies of such documents to the Agent or any Lender that requests the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender and (ii) the Company shall notify the Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents. The Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Each Borrower hereby acknowledges that (a) the Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to such Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” such Borrower shall be deemed to have authorized the Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to such Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, no Borrower shall be under any obligation to mark any Borrower Materials “PUBLIC.”
.Inspection of Property
. Holdings shall, and shall cause its Subsidiaries to, permit any employees or designated representatives of the Agent, any of its Related Parties or any other Lender with a Commitment in excess of $5,000,000, at such Person’s expense, to visit and inspect any of the properties of Holdings and its Subsidiaries, to examine their books and financial records and to make copies thereof or extracts therefrom and to discuss their affairs, finances and accounts with the Responsible Officers and the Loan Parties’ independent certified public accountants, all at such times as the applicable Borrower and such Person reasonably agree and as often as such Person may reasonably request; provided that a Responsible

Officer of Holdings shall have reasonable prior notice of, and may elect to be present during, discussions with the Borrowers’ independent public accountants.
.Covenant to Secure Obligations Equally
. If (x) Holdings, any Borrower or any Subsidiary shall create assume or otherwise incur any Lien upon any of its property or assets, whether now owned or hereafter acquired other than Liens permitted under Section 7.02 or (y) Holdings or such Borrower shall create, assume or otherwise incur any Lien upon any of its property or assets, whether now owned or hereafter acquired, to secure a Principal Credit Facility, then, in each case, Holdings, such Borrower or such Subsidiary, as applicable, shall make effective provision whereby the Obligations will be simultaneously secured by such Lien equally and ratably with any and all other Debt secured pursuant to terms and provisions, including an intercreditor agreement, reasonably satisfactory to the Agent so long as any such other Debt shall be so secured; provided that (i) to the extent the provision in the Note Purchase Agreement which requires ratable security for the obligations under the Note Purchase Agreement (or any similar provision therein relating to the provision of security) is deleted or otherwise no longer of any force or effect then Holdings and its Subsidiaries shall not be required to secure the Obligations or take any other action pursuant to this Section 6.03 and (ii) the terms hereof shall exclude any purchase money or capital lease indebtedness permitted to be incurred under the terms of this Agreement.
.Maintenance of Properties; Insurance
. Holdings shall, and shall cause its Subsidiaries to (a) maintain or cause to be maintained in good repair, working order and condition all material properties used or useful at that time in its business and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof and (b) maintain insurance with reputable and financially sound insurers in such amounts and against such liabilities and hazards as is customarily maintained by other companies operating similar businesses and together with each delivery of financial statements under Section 6.01(b), upon the request of the Agent, deliver certificates of insurance to the foregoing effect to the Agent.
.Environmental and Safety Laws.
(a)The Company shall deliver promptly to the Agent notice of (i) any material enforcement, cleanup, removal or other material governmental or regulatory action instituted or, to the Borrowers’ best knowledge, threatened against Holdings, any Borrower or any Significant Subsidiary pursuant to any Environmental and Safety Laws, (ii) all material Environmental Liabilities and Costs against or in respect of Holdings, any Borrower or any Significant Subsidiary or any of its properties and (iii) Holdings’, any Borrower’s or any Significant Subsidiary’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any of its properties that Holdings, any Borrower or such Significant Subsidiary has reason to believe could cause such property or any material part thereof to be subject to any material restrictions on its ownership, occupancy, transferability or use under any Environmental and Safety Laws.
(b)Holdings and each Borrower shall, and shall cause its Significant Subsidiaries to, keep and maintain its properties and conduct its and their operations in compliance with all applicable Environmental and Safety Laws except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
.Use of Proceeds
. Holdings shall, and shall cause its Subsidiaries to, use the proceeds of the Credit Extensions (a) to finance working capital, capital expenditures (including acquisitions) and other lawful corporate purposes, (b) to refinance certain existing indebtedness of the Borrowers, (c) for support of commercial paper issued by the Borrowers, (d) to finance permitted acquisitions and (e) to pay fees and expenses incurred in connection with this Agreement; provided that in no event shall the proceeds of any Credit Extension be used in contravention of any law or of any Loan Document.
.Additional Loan Parties.
Each of Holdings and each Borrower covenants that:
(a)concurrently with any such time as any Person becomes a guarantor or other obligor under any Principal Credit Facility (other than a Principal Credit Facility under which one or more Foreign Subsidiaries are the primary obligors), Holdings or such Borrower shall cause such Person (each, an “Additional Guarantor”) to (i) become a Guarantor by executing and delivering to the Agent a Joinder Agreement and (ii) deliver to the Agent such organization documents, resolutions and favorable opinions of counsel, all in form, content and scope similar to those delivered on the Closing Date with respect to A&B or otherwise reasonably satisfactory to the Agent.
(b)concurrently with any such time as the Company has created a new Series, such Series (an “Additional Borrower”) shall (i) become party to this Agreement as a Borrower and (ii) deliver to the Agent such joinder documentation, organization documents, resolutions and favorable opinions of counsel, all in form, content and scope reasonably satisfactory to the Agent.
.Anti-Corruption Laws.
Each Loan Party covenants that it shall an shall cause each Subsidiary to conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.
.REIT Status.
Holdings will, and will cause each of its Subsidiaries to, operate its business at all times so as to satisfy all requirements necessary to maintain Holdings’ qualification as a REIT. Holdings will maintain adequate records so as to comply in all material respects with all record-keeping requirements relating to its qualification as a REIT and applicable regulations of the Department of the Treasury promulgated thereunder and will properly prepare and timely file with the IRS all returns and reports required thereby.

Article XIII.
Article XIV.NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than any contingent indemnification obligations for which no claim for payment has been made):
.Financial Covenants.
(a)Minimum Consolidated Shareholders’ Equity. Holdings shall not permit the Consolidated Shareholders’ Equity at any time to be less than the sum of (i) $850,580,000, plus (ii) 75% of the net proceeds received from issuances of Holdings’ Equity Interests after January 1, 2017, minus (iii) non-recurring one-time expenses (whether cash or non-cash) incurred in accordance with GAAP in connection with or as a result of the Triggering Event and determined on an after tax basis; provided that the aggregate amount deducted under this clause (iii) for all periods shall not exceed $70,000,000 and shall only be permitted to be deducted for so long as incurred no later than the date that is 18 months after the Triggering Event minus (iv) the amount paid in cash for the one-time special distribution (as defined in Holdings’ Form S-4 filed July 14, 2017, as amended), minus (v) non-recurring one-time expenses (whether cash or non-cash) incurred in accordance with GAAP in connection with the REIT evaluation and conversion, determined on an after tax basis; provided that the aggregate amount deducted under this clause (v) for all periods shall be equal to the amount charged to Consolidated Shareholders’ Equity, but limited to $35,000,000 on a pre-tax basis, plus (vi) net income attributable to REIT conversion adjustments to deferred tax assets and liabilities.
(b)Minimum Fixed Charge Coverage Ratio. Holdings shall not permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter to be less than 1.50 to 1.0.
(c)Maximum Total Debt to Total Adjusted Asset Value Ratio. Holdings shall not permit the Total Debt to Total Adjusted Asset Value Ratio at any time to exceed 0.60 to 1.0.
(d)Maximum Unsecured Debt to Unencumbered Income Producing Assets Value Ratio. Holdings shall not permit the Unsecured Debt to Unencumbered Income Producing Assets Value Ratio at any time to exceed 0.60 to 1.0.
(e)Minimum Unencumbered Fixed Charge Coverage Ratio. In the event the Borrowers elect, for purpose of (and as provided in) clause (b) of the definition of Total Adjusted Asset Value, to have an appraisal performed to determine the Appraised Value of Agricultural Land which is not leased to third parties, then thereafter, if (but only for so long as) such Appraised Value is permitted (by virtue of the requirements for an Appraised Value as set forth in the definition of such term) to be utilized for purposes of determining the value of clause (b) of the definition of Total Adjusted Asset Value at the end of any fiscal quarter, Holdings and its Subsidiaries shall maintain, at the end of such fiscal quarter, a minimum Unencumbered Fixed Charge Coverage Ratio of at least 1.50 to 1.00.

Notwithstanding anything to the contrary contained herein, in the event that any of the foregoing financial covenants contained in the RLOC is amended, modified, or supplemented following the Closing Date (a “Revised Financial Covenant”), following Borrower’s request, this Agreement shall be amended to incorporate such Revised Financial Covenant in lieu of the applicable existing financial covenant contained herein subject to the written consent of the Required Lenders; provided, however, that for purposes of determining such Required Lenders’ approval, to the extent (i) any Lender is a lender under the RLOC, and (ii) such Lender consented in writing to such Revised Financial Covenant in its capacity as a lender under the RLOC, then such Lender shall be deemed to have consented under this Agreement to the incorporation of the Revised Financial Covenant hereunder.
.Liens
. Holdings shall not, and shall not permit any Subsidiary to, create, assume or suffer to exist at any time any Lien on or with respect to any of its property or assets, whether now owned or hereafter acquired (whether or not provision is made for the equal and ratable securing of the Obligations in accordance with the provisions of Section 6.03), except:
(a)Liens for taxes, assessments and other governmental charges not yet delinquent or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;
(b)Liens (other than Liens imposed by ERISA) incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances of credit, or the guarantee, maintenance, extension or renewal of the same, and which do not in the aggregate materially detract from the value of its property or assets, taken as a whole, or materially impair the use thereof in the operation of its business;
(c)Liens securing Debt between Subsidiaries (other than a Borrower) or owing to a Borrower by a Subsidiary;
(d)subject to compliance with Section 7.05, any Lien created to secure all or any part of the purchase price, or to secure Debt incurred or assumed to pay all or any part of the purchase price or cost of construction, of any real property (or any improvement thereon) or tangible personal property (or any improvement thereon) acquired or constructed or capital lease transaction by a Borrower or a Subsidiary after the date of this Agreement, provided that
(i)any such Lien shall extend solely to the item or items of such property (or improvement thereon) so acquired or constructed and, if required by the terms of the instrument originally creating such Lien, other property (or improvement thereon) which is an improvement to or is acquired for specific use in connection with such acquired or constructed property (or improvement thereon) or which is real property being improved by such acquired or constructed property (or improvement thereon),
(ii)the principal amount of the Debt secured by any such Lien shall at no time exceed an amount equal to the fair market value of such property (or improvement thereon) at the time of such acquisition or construction, and
(iii)except with respect to any capital lease transaction, any such Lien shall be created contemporaneously with, or within 365 days after, the acquisition or construction of such property;
(e)subject to compliance with Section 7.05, other Liens of the Borrowers and Subsidiaries existing on the Closing Date and listed on Schedule 7.02;
(f)subject to compliance with Section 7.05, Liens securing Debt other than as set forth in the foregoing clauses (a) - (e); provided that there shall not exist any Lien of any kind on the shares of the Voting Stock of any Subsidiary, unless Holdings and its Subsidiaries continue to own shares of Voting Stock of such Subsidiary which are not subject to any Lien and which represent a majority of the Voting Stock of such Subsidiary;
(g)statutory Liens of banks and rights of set-off, materialmen’s, mechanic’s, carrier’s, repairmen’s, warehousemen’s Liens and other similar Liens arising in the ordinary course of business;
(h)judgment Liens to the extent such Liens have not caused an Event of Default under Section 8.01(i);
(i)utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrowers or the Subsidiaries;
(j)Liens (other than any Lien imposed by ERISA) arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;
(k)deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, and deposits made to secure liability for insurance premiums to insurance carriers;
(l)Liens securing commercial letter of credits; provided that no such Lien shall extend to or cover any assets of any Borrower or any of its Subsidiaries other than the inventory (and bills of lading and other documents related thereto) being financed by any such commercial letter of credits; and
(m)Liens on margin stock (within the meaning of Regulation U of the FRB) that is held by Holdings as treasury stock.
.Loans and Advances
. Holdings shall not permit, and shall not permit any Subsidiary to, create, or permit to remain outstanding at any time any loan or advance to any Person, except (i) Holdings may make loans or advances to any Borrower and (ii) any Borrower and its Subsidiaries may:
(a)subject to Section 7.05, make or permit to remain outstanding loans and advances to the Borrowers and Subsidiaries;
(b)make or permit to remain outstanding travel and other like advances and customary employee benefits in reasonable amounts to employees in the ordinary course of business;
(c)make or permit to remain outstanding Third Party loans and advances on standard arm’s-length terms, provided that the aggregate amount of all such loans may not exceed at any one time an amount equal to 5% of the Total Adjusted Asset Value at such time;
(d)advances of payroll payments to employees in the ordinary course of business; and
(e)make or permit to remain outstanding purchase money loans to Persons to whom it sells real property in the ordinary course of its Property Development Activities and its Property Management Business, provided that the aggregate amount of all such purchase money loans may not exceed at any one time an amount equal to 15% of Consolidated Total Assets of Holdings at the end of the fiscal quarter most recently-ended as of any date of determination.
.Merger and Sale of Assets
. Holdings shall not, and shall not permit any Subsidiary to, merge with or into or consolidate with any other Person or sell, lease, transfer or otherwise dispose of its assets, except that so long as no Default under Section 6.09 would result therefrom:
(a)(i) any Subsidiary of a Borrower may merge with a Borrower, so long as such Borrower is the surviving Person, (ii) a Borrower may merge with the Company, so long as the Company is the surviving Person and (iii) Grace Holdings may merge with the Company, so long as the Company is the surviving Person;
(b)any Subsidiary of Holdings may merge with another Subsidiary of Holdings (provided that any merger with a Borrower shall be done in accordance with Section 7.04(a)), or sell, lease, transfer or otherwise dispose of its assets to another Subsidiary of Holdings;
(c)any Subsidiary of Holdings may sell, exchange, lease, transfer or otherwise dispose of assets (other than Undeveloped Land) in the ordinary course of business;
(d)any Subsidiary of Holdings may sell, lease, transfer or otherwise dispose of assets (other than Undeveloped Land) to Third Parties so long as (i) the fair market value thereof on the date sold, leased, transferred or otherwise disposed of, together with the fair market value of all other assets sold, leased, transferred or otherwise disposed of to Third Parties pursuant to this clause (d) within the prior 12 months, does not represent more than 20% of the Consolidated Total Assets of Holdings at the end of the fiscal quarter most recently ended as of any date of determination and (ii) such assets, together with all other assets sold or otherwise disposed of to Third Parties pursuant to this clause (d) since the beginning of the most recently ended fiscal year did not contribute more than 10% of EBITDA, determined as of the four quarter period ending as of the most recent fiscal quarter with respect to which financial statements are required to be delivered pursuant to Section 6.01(a) or (b); provided that, notwithstanding the percentage limitations appearing in clauses (i) and (ii), above, sales or dispositions in excess thereof in a twelve month period may be made for cash if the proceeds of each such excess sale or disposition (net of taxes thereon) are fully utilized in the acquisition of Permitted Assets and/or applied to the repayment of Permitted Debt, in each case within 365 days from the date of such sale or disposition;
(e)any Subsidiary of Holdings may (i) engage in Code §1031 like-kind exchanges with respect to Undeveloped Land, and (ii) sell, lease, transfer or otherwise dispose of Undeveloped Land to (A) any Subsidiary of Holdings, (B) a Person which is not (and after giving effect thereto will not be) a Subsidiary of a Borrower, solely in exchange for an equity interest in such Person (unless at the time thereof the intention was that such Person would sell such land in its undeveloped state or that any proceeds would be received on or with respect to such equity interest prior to the time such land is developed for commercial or residential purposes), or (C) Third Parties; provided that if in any twelve month period the aggregate fair market value of Undeveloped Land which is sold, leased, transferred or otherwise disposed of pursuant to this clause (C), is greater than $100,000,000, then, within 365 days from the date of each sale, lease, transfer or other disposition which resulted in the $100,000,000 threshold being exceeded, an amount equal to such excess (net of taxes thereon) shall be fully utilized in the acquisition of Permitted Assets and/or applied to the repayment of Permitted Debt; and
(f)any Borrower may merge or consolidate with another corporation or other Person if (i) such Borrower will be the continuing or surviving entity and (ii) no Default would exist immediately after giving effect to such merger or consolidation.
The foregoing Section 7.04 shall not prohibit dispositions of margin stock (within the meaning of Regulation U of the FRB) that is held as treasury stock by Holdings.
.Priority Debt
. Holdings shall not, and shall not permit any Subsidiary to, permit the aggregate amount of Priority Debt to exceed the Priority Debt Limit.
At the Borrowers’ option, Non-Recourse Debt of Holdings or its Subsidiaries with respect to Development Real Properties owned by Holdings or such Subsidiary may be excluded from the calculation of Priority Debt (solely for purpose of the Priority Debt covenant set forth in this Section 7.05), provided that in each case the Applicable Value of the associated Development Real Property of Holdings or such Subsidiary shall be excluded from the calculation of Total Adjusted Asset Value (solely for purpose of the Priority Debt covenant set forth in this Section 7.05); provided further that: (i) if the amount of such excluded Non-Recourse Debt exceeds 70% of the book value of the associated Development Real Properties, then the Borrowers may not elect to exclude the amount of such Non- Recourse Debt from the calculation of Total Debt unless the amount of such excluded Non-Recourse Debt is equal to or less than 70% of the Appraised Value of the associated Development Real Properties; (ii) the aggregate amount of Non-Recourse Debt excluded shall not at any time exceed 15% of the total assets of Holdings and its Subsidiaries (less cash, cash equivalents, marketable securities, goodwill, noncontrolling interest and pension assets) in accordance with GAAP for the most recent fiscal quarter; and (iii) the exclusion of the Applicable Value of the associated Development Real Properties from Total Adjusted Asset Value referred to in the first proviso above shall be calculated only after giving effect to the reduction, if any, in Total Adjusted Asset Value required by the proviso in clause (c) of the definition of Total Adjusted Asset Value.
.Transactions with Holders of Partnership or Other Equity Interests
. Holdings shall not, and shall not permit any Subsidiary to, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, in the ordinary course of business or otherwise (a) any Affiliate (other than in the capacity of an employee, director or officer), or (b) any Person owning, beneficially or of record, directly or indirectly, 5% or more of the outstanding voting equity of Holdings, A&B, the Company or any other Subsidiary or any executive officer (as such term is defined under the Securities Exchange Act of 1934) of Holdings, A&B, the Company or any other Subsidiary (other than in such Person’s capacity as an employee); provided, however, that such acts and transactions may be performed or engaged in if (i) they are entered into upon terms no less favorable to Holdings, A&B, such Borrower or such Subsidiary than if no such relationship described in clauses (a) or (b) above existed and such acts or transactions are otherwise permitted by this Agreement, (ii) they are acts and transactions in which the only consideration given by Holdings or any of its Subsidiaries is the issuance by Holdings or A&B of its capital stock, (iii) they are between or among Holdings and/or any of its Subsidiaries, or (iv) they are otherwise permitted under Section 7.09.
.Use of Proceeds
. No Borrower shall use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose in violation of Regulation U of the FRB.
.Transfer of Assets to Subsidiaries
. Holdings shall not, and shall not permit any Borrower to, transfer (other than in the ordinary course of business or with respect to similarly situated real estate companies) any assets to a Subsidiary for the sole purpose of improving the credit position of such Subsidiary in connection with a financing transaction, except that this restriction shall not apply to any asset the financing of which constitutes Non-Recourse Debt.
.Restricted Payments
. Holdings covenants that it will not declare or pay any dividend or other distribution on any class of its capital stock or other equity interests, redeem or repurchase any such interests or make any other distribution on account of any such interests (all of the foregoing being “Restricted Payments”) except that Holdings may make (a) minimum dividends required to maintain Holdings’ status as a REIT under the Code and to avoid the payment of any income tax or excise tax by Holdings, (b) the earnings and profits purge dividend required to be made by applicable law in connection with the REIT conversion and (c) other Restricted Payments in any amount so long as (i) no Default resulting from a failure to comply with Section 6.01(a), 6.01(b) or 6.01(c) or Event of Default shall then exist or would exist after giving effect to any such Restricted Payment and (ii) any such Restricted Payment will not violate any applicable law or regulation.
.Sanctions
. No Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Sanctioned Person, to fund any activities of or business with any Sanctioned Person, or in any Designated Jurisdiction, in each case, in violation of applicable Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Agent, or otherwise) of Sanctions.
.Anti-Corruption Laws
. No Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or other similar anti- corruption legislation in other jurisdictions.
.Additional Agreements
. (a) Holdings shall not form or permit to exist at any such time any direct Subsidiary of Holdings (other than A&B); and (b) A&B shall not form or permit to exist at any such time any direct Subsidiary of A&B (other than the Company or any Series thereof).

Article XV.
Article XVI.EVENTS OF DEFAULT AND REMEDIES
.Events of Default
. Any of the following shall constitute an Event of Default:
(a)Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein or in any other Loan Document, any amount of principal of any Loan, or (ii) within five days after the same becomes due, any interest on any Loan, any fee due hereunder or any other amount payable hereunder or under any other Loan Document; or
(b)Specific Covenants. Any Borrower or any other Loan Party fails to perform or observe any agreement contained in (i) Sections 6.01(a), (b) or (c), and such failure continues for 10 Business Days or (ii) Section 6.03, Section 6.06 or Article VII hereof;

(c)Other Defaults. Any Borrower or any other Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure shall not be remedied within 30 days after any Responsible Officer obtaining actual knowledge thereof; or
(d)Representations and Warranties. Any representation or warranty made by any Loan Party herein or in any other Loan Document or by any Loan Party or any of its officers in any writing furnished in connection with or pursuant to this Agreement shall be false or misleading in any material respect on the date as of which made; provided that to the extent that such breach of representation or warranty relates to clause (c) of the definition of Material Adverse Effect, such breach of representation or warranty shall only constitute an Event of Default under this subsection (d) if such Loan Party knowingly breached such representation or warranty; or
(e)Cross-Default. Any Loan Party or any Subsidiary
(i)defaults in any payment of principal of, or premium or interest on, any obligation (v) for money borrowed, (w) under any conditional sale or other title retention agreement, (x) issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage, (y) under notes payable or drafts accepted representing extensions of credit or (z) Guarantees of the foregoing, in each case, constituting Recourse Debt (other than the Obligations), after the expiration of any period of grace provided with respect thereto, or any Loan Party or any Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement evidencing Recourse Debt (or any other event thereunder or under any such agreement occurs and is continuing), after the expiration of any grace period, and the effect of such payment default or other failure or event is to cause, or to permit the holder or holders of such obligation to cause, with the giving of notice if required, such obligation to be demanded or to become due (or such obligation becomes subject to required repurchase or an offer to repurchase by any Loan Party or any Subsidiary) prior to any stated maturity; provided that the aggregate amount of all obligations as to which such a payment default or other failure or event shall occur exceeds $30,000,000 at the time of such default or other failure or event; or
(ii)defaults in any payment of principal of, or premium or interest on, any obligation (v) for money borrowed, (w) under any conditional sale or other title retention agreement, (x) issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage, (y) under notes payable or drafts accepted representing extensions of credit or (z) Guarantees of the foregoing, in each case, constituting Non-Recourse Debt, after the expiration of any period of grace provided with respect thereto, or any Loan Party or any Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement evidencing Non-Recourse Debt (or any other event thereunder or under any such agreement occurs and is continuing), after the expiration of any grace period, and the effect of such payment default or other failure or event is to cause, or to permit the holder or holders of such obligation to cause, with the giving of notice if required, such obligation to be demanded or to become due (or such obligation becomes subject to required repurchase or an offer to repurchase by any Loan Party or any Subsidiary) prior to any stated maturity; provided that the aggregate amount of all obligations as to which such a payment default or other failure or event shall occur exceeds $100,000,000 at the time of such default or other failure or event;
provided, further, that this Section 8.01(e) shall not apply to (1) secured obligations that become due as a result of the voluntary sale or transfer of the property or assets securing such obligations, if such sale or transfer is permitted under the terms of such obligations and such obligations are paid at or prior to the time they becomes due (or within any applicable grace period) as a result of such transaction, (2) any obligations that become due as a result of a refinancing thereof, (3) obligations held in whole or in part by any Lender or any of their respective affiliates (within the meaning of Regulation U of the FRB) that become due or enables or permits the holders thereof to cause such obligations to become due solely as a result of a breach of terms governing the sale, pledge or disposal of margin stock (within the meaning of Regulation U of the FRB) and would cause this Agreement or any Loan to be subject to the margin requirements or any other restriction under Regulation U of the FRB or (4) any obligations that are mandatorily prepayable prior to the scheduled maturity thereof with the proceeds of the issuance of Equity Interests, the incurrence of other Indebtedness or the sale or other disposition of any assets, so long as such obligations that have become due are so prepaid with the net proceeds required to be used to prepay such obligations when due (or within any applicable grace period) and such event shall not have otherwise resulted in an event of default with respect to such obligations; or
(f)Insolvency Proceedings, Etc.
(i)Any Loan Party or any Significant Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or
(ii)any decree or order for relief in respect of any Loan Party or any Significant Subsidiary is entered under any Debtor Relief Laws of any jurisdiction; or
(iii)any Loan Party or any Significant Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of any Loan Party or any such Significant Subsidiary, or of any substantial part of the assets of any Loan Party or any such Significant Subsidiary, or commences a voluntary case under the Bankruptcy Code of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Significant Subsidiary) relating to any Loan Party or any Significant Subsidiary under any other Debtor Relief Laws; or
(iv)any petition or application of the type described in clause (iii) above is filed, or any such proceedings are commenced, against any Loan Party or any Significant Subsidiary and such Loan Party or such Significant Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 45 days; or
(g)Dissolution, Etc.
(i)Any order, judgment or decree is entered in any proceedings against any Loan Party or any Significant Subsidiary decreeing the dissolution of such Loan Party or such Significant Subsidiary and such order, judgment or decree remains unstayed and in effect for more than 45 days; or
(ii)any order, judgment or decree is entered in any proceedings against any Loan Party or any Significant Subsidiary decreeing a split-up of such Loan Party or such Significant Subsidiary which requires the divestiture of (A) assets representing a substantial part, or the stock of, or other ownership interest in, a Significant Subsidiary whose assets represent a substantial part of Consolidated Total Assets or (B) assets or the stock of or other ownership interest in a Significant Subsidiary that has contributed a substantial part of Consolidated Net Income for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 45 days; or
(h)ERISA. (i) Any Plan (other than a Multiemployer Plan) shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan (other than a Multiemployer Plan) shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan (other than a Multiemployer Plan) or the PBGC shall have notified any Borrower or any ERISA Affiliate that a Plan (other than a Multiemployer Plan) may become a subject of such proceedings, (iii) the aggregate amount under all Plans (other than a Multiemployer Plan) of the fair market value of the assets (within the meaning of Section 303 of ERISA) is less than 70% of the “Funding Target” (within the meaning of Section 303 of ERISA), (iv) any Borrower or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV or ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) any Borrower or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) any Loan Party or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of any Loan Party or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect of the type described in clause (a) or (b) of the definition thereof; or

(i)Judgments. Any judgment or decree for the payment of money in the amount of $30,000,000 or more (to the extent not paid or covered by insurance) shall be entered against any Loan Party or any of its Subsidiaries and such judgment or decree shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or
(j)Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
(k)Change of Control. There occurs any Change of Control.
.Remedies Upon Event of Default
. If any Event of Default occurs and is continuing, the Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;
(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower; and
(c)exercise on behalf of itself, the Lenders all rights and remedies available to it, the Lenders under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Agent or any Lender.
.Application of Funds
. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.15 and 2.16, be applied by the Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article III) payable to the Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by law.

Article XVII.
Article XVIII.AGENT
.Appointment and Authority

. Each of the Lenders hereby irrevocably appoints Wells Fargo to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent, the Lenders, and no Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
.Rights as a Lender
. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.
.Exculpatory Provisions
. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower, its Subsidiaries or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.
The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default in writing is given to the Agent by a Borrower, a Lender.
The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

.Reliance by Agent
. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
.Delegation of Duties
. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub- agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. The Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
.Resignation of Agent.
(a)The Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with, so long as no Event of Default under Section 8.01(a), 8.01(f) or 8.01(g) has occurred and is continuing, the consent of the Company (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Agent and, with, so long as no Event of Default under Section 8.01(a), 8.01(f) or 8.01(g) has occurred and is continuing, the consent of the Company (such consent not to be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, in each case solely in its capacity as Agent and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.
.Non-Reliance on Agent and Other Lenders
. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
.No Other Duties, Etc
. Anything herein to the contrary notwithstanding, none of the Arrangers or other titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or a Lender.

Article XIX.
Article XX.MISCELLANEOUS
.Amendments, Etc
. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
(b)postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to any Lender hereunder or under any other Loan Document without the written consent of such Lender;
(c)reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clauses (ii) and (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document to any Lender without the written consent of such Lender; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate and (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;
(d)change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
(e)release all or substantially all of the value of the Guaranty without the written consent of each Lender; or
(f)change any provision of this Section or the definition of “Required Lenders” without the written consent of each Lender;
and, provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document; (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (iii) the Agent and the Borrower may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents as the Agent reasonably deems appropriate in order to implement any Replacement Rate or otherwise effectuate the terms of Section 3.03(b) in accordance with the terms of Section 3.03(b). Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding the foregoing, the Borrowers may, by written notice to the Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders to make one or more amendments or modifications to (A) allow the maturity of the Committed Loans of the accepting Lenders to be extended and (B) increase the Applicable Rate and/or fees payable with respect to the Committed Loans and Commitments of the accepting Lenders (“Permitted Amendments”) pursuant to procedures reasonably specified by the Agent and reasonably acceptable to the Borrowers. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective. Permitted Amendments shall become effective only with respect to the Committed Loans and/or Commitments of the Lenders that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Committed Loans and/or Commitments as to which such Lender’s acceptance has been made. Each Borrower, each other Loan Party and each Accepting Lender shall execute and deliver to the Agent a Loan Modification Agreement and such other documentation as the Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof, and the Loan Parties shall also deliver such resolutions, opinions and other documents as reasonably requested by the Agent. The Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each of the parties hereto hereby agrees that (1) upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Committed Loans and Commitments of the Accepting Lenders as to which such Lenders’ acceptance has been made and (2) any applicable Lender who is not an Accepting Lender may be replaced by the Borrowers in accordance with Section 10.13.
In addition, notwithstanding anything to the contrary contained in this Section 10.01 or any other Loan Document, if the Agent and the Borrowers have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Agent and the Borrowers shall be permitted to amend such provision without the consent of any Lender if such amendment, supplement or waiver is delivered in order to cure ambiguities, omissions, mistakes or defects in such respective Loan Document and so long as such amendment, supplement or waiver does not adversely affect the rights of any Lender.
.Notices; Effectiveness; Electronic Communication.
(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to any Borrower or any other Loan Party or the Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e- mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e‑mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON- INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s, any Loan Party’s or the Agent’s transmission of Borrower Materials through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expense are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party or any of its Related Parties.
(d)Change of Address, Etc. Each of the Borrowers and the Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Company and the Agent. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States Federal or state securities laws.
(e)Reliance by Agent and Lenders. The Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of a

Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Borrower shall indemnify the Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of such Borrower, except to the extent such losses, costs, expenses and liabilities resulted from the gross negligence or willful misconduct of such Person. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.
.No Waiver; Cumulative Remedies
. No failure by any Lender or the Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
.Expenses; Indemnity; Damage Waiver.
(a)Costs and Expenses. The Borrowers shall pay (i) except as provided in Section 10.06(b)(iv), all reasonable and documented out-of-pocket expenses incurred by the Agent and its Affiliates (including the reasonable fees, charges and disbursements of Jones Day, as counsel for the Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out-of-pocket expenses incurred by the Agent or any Lender (including the fees, charges and disbursements of any counsel for the Agent, any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made, including all such out-of- pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided, however, that this Section 10.04(a) shall not apply with respect to Taxes.
(b)Indemnification by the Borrowers. Each Borrower shall indemnify the Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including, without limitation, the fees, charges and disbursements of one primary legal counsel to the Agent, the Arrangers and their Affiliates and the Lenders and, if required, one local counsel in each relevant jurisdiction (and, in the case of an actual or perceived conflict of interest where the Indemnitee informs the Company of such conflict and retains its own counsel, of one additional counsel for each such affected Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) result from the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) result from a claim brought by any Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from any dispute solely among the Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as Agent, Arranger or any similar role under this Agreement or any other Loan Document and other than any claims arising out of any act or omission of Holdings, the Borrowers or any of their Subsidiaries. Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)Reimbursement by Lenders. To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the outstanding Loans and unfunded Commitments of all Lenders at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent), or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
(d)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, neither any Loan Party nor any Indemnitee shall assert, and each party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee or any Loan Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof (except that an Indemnitee may assert, and does not waive, a claim against any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party). No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee.
(e)Payments. All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor.
(f)Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
.Payments Set Aside
. To the extent that any payment by or on behalf of any Borrower is made to the Agent or any Lender, or the Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
.Successors and Assigns.
(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consent (each such consent not to be unreasonably withheld or delayed).
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B)the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. Such processing and recordation fees, together with the costs and expenses of the Agent incurred in connection with the execution and delivery of such Assignment and Assumption, shall be paid by either the assignor or the assignee. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.
(v)No Assignment to Certain Persons. No such assignment shall be made to (A) any Borrower or any of its Subsidiaries or Affiliates, (B) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person) or (C) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (C).
(vi)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Agent, the applicable pro rata share of Committed Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Committed Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, and upon receipt of the original Note from the assignor marked “Cancelled,” each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)Register. The Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Agent, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person), a Defaulting Lender or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain the holder of its Loans for all purposes hereunder, (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iv) the Borrowers, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation); provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(e)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
.Treatment of Certain Information; Confidentiality

. Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (or any Eligible Assignee invited to be a Lender pursuant to Section 2.14) or (ii) any actual or prospective counterparty (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating a Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of a Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than a Borrower (only to the extent that such availability of information is not to the Agent’s or such Lender’s knowledge in breach of the confidentiality requirements provided herein).
For purposes of this Section, “Information” means all information received from any Borrower or any Subsidiary (or any Affiliate of a Borrower or any Related Party of a Borrower or any such Subsidiary or Affiliate) relating to any Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by any Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning a Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws.
.Right of Setoff
. If an Event of Default shall have occurred and be continuing, each Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective affiliates may have. Each Lender agrees to notify the Company and the

Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
.Interest Rate Limitation
. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
.Counterparts; Integration; Effectiveness. This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by fax transmission or e-mail transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document or certificate. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e‑mail transmission shall be promptly followed by such manually executed counterpart.
.Survival of Representations and Warranties
. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agent and each Lender, regardless of any investigation made by the Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
.Severability
. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Agent then such provisions shall be deemed to be in effect only to the extent not so limited.
.Replacement of Lenders
. If the Borrowers are entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, or if a Lender is not an Accepting Lender under Section 10.01, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections

3.1 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)the Borrowers shall have paid to the Agent the assignment fee (if any) specified in Section 10.06(b);
(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(c)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)such assignment does not conflict with applicable laws; and
(e)in the case of an assignment resulting from a Lender becoming a Non- Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
.Governing Law; Jurisdiction; Etc.
(a)GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)SUBMISSION TO JURISDICTION. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)WAIVER OF VENUE. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH

(B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
.Waiver of Jury Trial
. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
.No Advisory or Fiduciary Responsibility
. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower and each other Loan Party acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between each Borrower, each other Loan Party and their respective Subsidiaries and Affiliates, on the one hand, and the Agent, the Arrangers and the Lenders, on the other hand, (B) each of the Borrowers and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower, any other Loan Party or any of their respective Subsidiaries and Affiliates, or any other Person and (B) neither the Agent, any Arranger nor any Lender has any obligation to any Borrower, any other Loan Party or any of their respective Subsidiaries and Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the other Loan Parties and their respective Subsidiaries and Affiliates, and neither the Agent, any Arranger nor any Lender has any obligation to disclose any of such interests to any Borrower, any other Loan Party or any of their respective Subsidiaries and Affiliates. To the fullest extent permitted by law, each of the Borrowers and each other Loan Party hereby waives and releases any claims that it may have against the Agent, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
.Electronic Execution of Assignments and Certain Other Documents
. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement, any other document executed in connection herewith and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Committed Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Agent pursuant to procedures approved by it; provided further without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.
.USA PATRIOT Act
. Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Agent, as applicable, to identify the Loan Parties in accordance with the Act. The Borrowers shall, promptly following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
.Acknowledgement and Consent to Bail-In of EEA Financial Institutions
. Solely to the extent any Lender that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and
(b)the effects of any Bail-in Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
Article XXI.
Article XXII.GUARANTY
.Guaranty
. Each Guarantor hereby guarantees to each Lender and each other holder of the Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. Each Guarantor hereby further agrees that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), such Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.
Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or the other documents relating to the Obligations, the obligations of the Guarantors under this Guaranty and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.

.Obligations Unconditional.
The obligations of the Guarantors under this Guaranty are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than payment), it being the intent of this Section 11.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrowers for amounts paid under this Guaranty until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:
(a)at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;
(b)any of the acts mentioned in any of the provisions of any of the Loan Documents or other documents relating to the Obligations shall be done or omitted;
(c)the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or other documents relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;
(d)any Lien granted to, or in favor of, the Agent or any other holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected; or
(e)any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of a Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of a Guarantor).
With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Agent or any other holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other document relating to the Obligations, or against any other Person under any other guarantee of, or security for, any of the Obligations.
.Reinstatement
. The obligations of the Guarantors under this Guaranty shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Agent and each other holder of the Obligations on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.
.Certain Additional Waivers
. Each Guarantor agrees that it shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 11.02.
.Remedies
. Each Guarantor agrees that, to the fullest extent permitted by Law, as between the Guarantors, on the one hand, and the Agent and the other holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as specified in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 8.02) for purposes of Section 11.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.
.Guaranty of Payment; Continuing Guaranty
. The guarantee in this Guaranty is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to the Obligations whenever arising.
.Further Agreements
. Each Guarantor agrees that neither the Agent nor any other holder of the Obligations will have any obligation to investigate the financial condition or affairs of the Borrowers for the benefit of such Guarantor nor to advise such Guarantor of any fact respecting, or any change in, the financial condition or affairs of the Borrowers which might come to the knowledge of the Agent or any holder of the Obligations at any time, whether or not the Agent or such holder of the Obligations knows or believes or has reason to know or believe that any such fact or change is unknown to such Guarantor or might (or does) materially increase the risk of such Guarantor as a Guarantor or might (or would) affect the willingness of such Guarantor to continue as a guarantor with respect to the Obligations.
.Additional Liability of Guarantors
. If any Guarantor is or becomes liable for any indebtedness owing by any Borrower to the Agent or any holder of the Obligations by endorsement or otherwise other than under this Guaranty, such liability shall not be in any manner impaired or reduced hereby but shall have all and the same force and effect it would have had if this Guaranty had not existed and such Guarantor’s liability hereunder shall not be in any manner impaired or reduced thereby.
(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

Signature Page to Term Loan Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
“BORROWERS”

ALEXANDER & BALDWIN, LLC,
a Delaware limited liability company

By: __/s/ Nelson N. S. Chun______
Name:Nelson N. S. Chun
Title:Authorized Signatory

By:__/s/ Alyson Nakamura______
Name:Alyson Nakamura
Title:Authorized Signatory

ALEXANDER & BALDWIN, LLC, SERIES M

By: __/s/ Christopher Benjamin______
Name:Christopher Benjamin
Title:President, Chief Executive Officer, Secretary and Treasurer

GRACE PACIFIC LLC,
a Hawaii limited liability company

By: A&B II, LLC,
a Hawaii limited liability company
its sole member

By: __/s/ Nelson N. S. Chun______
Name:Nelson N. S. Chun
Title:Vice President

By:__/s/ Alyson Nakamura______
Name:Alyson Nakamura
Title:Corporate Secretary

ALEXANDER & BALDWIN, LLC, SERIES R

By: __/s/ Nelson N. S. Chun______
Name:Nelson N. S. Chun
Title:Senior Vice President and Chief Legal Officer

By:__/s/ Alyson Nakamura______
Name:Alyson Nakamura
Title:Corporate Secretary

ALEXANDER & BALDWIN, LLC, SERIES T

By: __/s/ Nelson N. S. Chun_____
Name:Nelson N. S. Chun
Title:Senior Vice President and Chief Legal Officer

By:__/s/ Alyson Nakamura______
Name:Alyson Nakamura
Title:Corporate Secretary

[Signatures Continue on Following Page]

“GUARANTORS”
ALEXANDER & BALDWIN, INC.

By:    _/s/ Nelson N. S. Chun______________
Name:    Nelson N. S. Chun
Title:    Senior Vice President and Chief Legal Officer

By:    _/s/ Alyson Nakamura_____________
Name:    Alyson Nakamura
Title:    Corporate Secretary

ALEXANDER & BALDWIN INVESTMENTS, LLC

By:    Alexander & Baldwin, Inc.

its manager

By:    _/s/ Nelson N. S. Chun______________
Name:    Nelson N. S. Chun
Title:    Senior Vice President and Chief Legal Officer

By:    _/s/ Alyson Nakamura_____________
Name:    Alyson Nakamura
Title:    Corporate Secretary

A&B II, LLC

By:    _/s/ Nelson N. S. Chun______________
Name:    Nelson N. S. Chun
Title:    Vice President

By:    _/s/ Alyson Nakamura_____________
Name:    Alyson Nakamura
Title:    Corporate Secretary

[Signatures Continue on Following Page]

“AGENT”

WELLS FARGO BANK, NATIONAL ASSOCIATION.,
as Agent and a Lender

By:    _/s/ Kevin A. Stacker__________
Name:    Kevin A. Stacker
Title:    Senior Vice President

[Signatures Continue on Following Page]

“LENDER”

BANK OF AMERICA, N.A.
as a Lender

By:    ____/s/ Helen Chan_________________________

Name:    _____________________________
Title:    _____________________________

[Signatures Continue on Following Page]

“LENDER”

FIRST HAWAIIAN BANK
as a Lender

By:    ________/s/ Darlene Blakeney_____________________
Name:    _____________________________
Title:    _____________________________

[Signatures Continue on Following Page]

“LENDER”

U.S. BANK NATIONAL ASSOCIATION
as a Lender

By:    ___________/s/ Ken Case__________________
Name:    _____________________________
Title:    _____________________________

[Signatures Continue on Following Page]

“LENDER”

AMERICAN AGCREDIT
as a Lender

By:    _____/s/ Janice T Thede________________________
Name:    _____________________________
Title:    _____________________________

[Signatures Continue on Following Page]

“LENDER”

AMERICAN SAVINGS BANK, F.S.B.
as a Lender

By:    _________/s/ Edward Chin____________________
Name:    _____________________________
Title:    _____________________________

[Signatures Continue on Following Page]

“LENDER”

BANK OF HAWAII
as a Lender

By:    _/s/ Kyle Bischoff____________________________
Name:    _____________________________
Title:    _____________________________

[Signatures Continue on Following Page]

“LENDER”

CENTRAL PACIFIC BANK
as a Lender

By:    ______/s/ Lisa Nillos_______________________
Name:    _____________________________
Title:    _____________________________

Schedule 2.01

Schedule 2.01
COMMITMENTS AND APPLICABLE PERCENTAGES

Lender	Commitment Amount	Applicable Percentage
Wells Fargo Bank, National Association	$10,000,000	20.000000000%
Bank of America, N.A.	$8,500,000	17.000000000%
First Hawaiian Bank	$8,500,000	17.000000000%
U.S. Bank National Association	$7,500,000	15.000000000%
American AgCredit	$5,000,000	10.000000000%
American Savings Bank, F.S.B.	$4,000,000	8.000000000%
Bank of Hawaii	$4,000,000	8.000000000%
Central Pacific Bank	$2,500,000	5.000000000%
Total	$50,000,000.00	100.000000000%

Schedule 5.01

Schedule 5.01
SUBSIDIARIES OF HOLDINGS AND OWNERSHIP OF SUBSIDIARY EQUITY
ALEXANDER & BALDWIN, INC.
(Incorporated in Hawaii, March 19, 2012)
SUBSIDIARIES AND RELATED ENTITIES*
Alexander & Baldwin, LLC (a Delaware limited liability company)
Alexander & Baldwin, LLC, Series R (a series of a Delaware limited liability company)

•	A&B Deer Valley LLC (a Delaware limited liability company) (ABP is manager)

•	A&B Gateway LLC (a Hawaii limited liability company)

•	A&B Little Cottonwood LLC (a Delaware limited liability company)

•	A&B Lot 100 LLC (a Hawaii limited liability company)

•	A&B Mililani Investment LLC (a Hawaii limited liability company)

•	A&B Napili LLC (a Hawaii limited liability company)

•	A & B Properties Hawaii, LLC, Series R (a series of a Delaware limited liability company)

◦	A&B Lanihau LLC (a Hawaii limited liability company)

◦	A&B Manoa LLC (a Hawaii limited liability company)

◦	A&B Ninigret LLC (a Hawaii limited liability company)

◦	A&B P&L LLC (a Hawaii limited liability company)

◦	A&B Visalia 1 LLC (a Hawaii limited liability company)

◦	A&B Visalia 3 LLC (a Delaware limited liability company)

◦	A&B Wailea LLC (a Hawaii limited liability company)

◦	A&B Waipio 100 LLC (a Hawaii limited liability company)

◦	A&B Waipio Shopping Center LLC (a Hawaii limited liability company)

◦	AB Properties Concorde LLC (a Hawaii limited liability company)

◦	ABP Deer Valley LLC (a Delaware limited liability company)

◦	ABP Honokohau LLC (a Hawaii limited liability company)

◦	ABP Kailua Road LLC (a Hawaii limited liability company)

◦	ABP Kakaako Commerce 1 LLC (a Hawaii limited liability company)

◦	ABP Kakaako Commerce 2 LLC (a Hawaii limited liability company)

◦	ABP Komohana LLC (a Hawaii limited liability company)

◦	ABP Manoa Marketplace LH LLC (a Hawaii limited liability company)

◦	ABP Mililani Gateway LLC (a Hawaii limited liability company)

◦	ABP Mililani Gateway South LLC (a Hawaii limited liability company)

◦	ABP Napili LLC (a Hawaii limited liability company)

◦	ABP Pearl Highlands LLC (a Hawaii limited liability company)

◦	ABP Residuary LLC (a Hawaii limited liability company)

◦	ABP 2927 East Manoa Road LLC (a Hawaii limited liability company)

◦	ABP Ulupuni LLC (a Hawaii limited liability company)

◦	ABP Windward LLC (a Hawaii limited liability company)

◦	Aikahi Park Holdings LLC (a Hawaii limited liability company)

◦	EOK Kihei LLC (a Hawaii limited liability company)

◦	Kahului Town Center LLC (a Hawaii limited liability company)

◦	KKV Management LLC (a Hawaii limited liability company)

◦	Port Allen Residential LLC (a Hawaii limited liability company)

◦	Square One Lahaina LLC (a Hawaii limited liability company)

◦	Wailea Estates LLC (a Hawaii limited liability company)

◦	WDCI Deer Valley LLC (a Delaware limited liability company)

◦	WDCI Komohana LLC (a Hawaii limited liability company)

•	A&B Waianae LLC (a Delaware limited liability company)

•	AB Hawaii Royal MacArthur LLC (a Hawaii limited liability company)

•	ABI Concorde LLC (A Hawaii limited liability company)

•	ABI Mililani Gateway South LLC (a Hawaii limited liability company)

•	ABL Ag. LLC (a Hawaii limited liability company)

•	ABL Exchange LLC (a Hawaii limited liability company)

•	ABL Hahani LLC (a Hawaii limited liability company)

•	ABL Hamakua LLC (a Hawaii limited liability company)

•	ABL Kakaako Commerce 1 LLC (a Hawaii limited liability company)

•	ABL Kakaako Commerce 2 LLC (a Hawaii limited liability company)

•	ABL Kelo LLC (a Hawaii limited liability company)

•	ABL Manoa Marketplace LF LLC (a Hawaii limited liability company)

•	ABL Manoa Marketplace LH LLC (a Hawaii limited liability company)

•	ABL 233 Lahainaluna Road LLC (a Hawaii limited liability company)

•	ABX Napili LLC (a Hawaii limited liability company)

•	DSD LLC (a Hawaii limited liability company)

•	East Maui Landholdings, LLC (a Hawaii limited liability company)

•	EMI Kakaako Commerce LLC (a Hawaii limited liability company)

•	EMI Residuary LLC (a Hawaii limited liability company)

•	Kukui’ula Acres LLC (a Hawaii limited liability company)

•	Kukui’ula Village LLC (a Delaware limited liability company) (KKV Management is manager)**

•	Kukui’ula Web IP LLC (a Hawaii limited liability company)

•	Lodge IP LLC (a Hawaii limited liability company) (80% owned by A&B; 20% DMB)**

•	McBryde Sugar Company, LLC, Series R (a series of a Delaware limited liability company)

◦	McBryde Concorde LLC (a Hawaii limited liability company)
Alexander & Baldwin, LLC, Series T (a series of a Delaware limited liability company)

•	A&B KRS II LLC (a Hawaii limited liability company)

•	A & B Properties Hawaii, LLC, Series T (a series of a Delaware limited liability company)

◦	A&B Airport Hotel LLC (a Hawaii limited liability company)

◦	A&B Guam LLC (a Hawaii limited liability company)

◦	A&B Ka Milo LLC (a Hawaii limited liability company)

◦	A&B Kakaako LLC (a Hawaii limited liability company)

◦	A&B Kane LLC (a Hawaii limited liability company)

◦	A&B Kihei LLC (a Hawaii limited liability company)

▪	Kamalani Ventures LLC (a Hawaii limited liability company) (ABP is manager)

◦	A&B Kukui’ula Fairway Homes LLC (a Hawaii limited liability company)

◦	A&B MF-11 LLC (a Hawaii limited liability company)

◦	A&B MLR LLC (a Hawaii limited liability company)

◦	A&B Riverside LLC (a Hawaii limited liability company)

◦	A&B Santa Barbara LLC (a Hawaii limited liability company)

▪	Santa Barbara Land and Ranching Company, LLC (a Delaware limited liability company)**

◦	A&B Waiawa LLC (a Hawaii limited liability company)

◦	A&B Waikiki LLC (a Hawaii limited liability company)

◦	A&B Wailea Ridge Holdings LLC (a Hawaii limited liability company)

◦	Blacksand Hawaii Investment LLC (a Hawaii limited liability company)

◦	EOK 4607 LLC (a Hawaii limited liability company)

◦	Estates of Kahala LLC (a Hawaii limited liability company)

◦	Keawe Development LLC (a Hawaii limited liability company)

◦	Wailea MF-7 LLC (a Hawaii limited liability company)

◦	Wailea MF-8 LLC (a Hawaii limited liability company)

◦	Waimanu Development LLC (a Hawaii limited liability company)

•	A&B II, LLC (a Hawaii limited liability company)

◦	A&B EKS Holdings LLC (a Hawaii limited liability company)

◦	A&B EKS LH LLC (a Hawaii limited liability company)

◦	Grace Pacific LLC (a Hawaii limited liability company)

▪	G P Maintenance Solutions, Inc. (a Hawaii corporation)

▪	G P Roadway Solutions, Inc. (a Hawaii corporation)

▪	GLP Asphalt LLC (a Hawaii limited liability company) (Grace Pacific is Admin member)**

▪	Grace Pacific Precast, Inc. (a Hawaii corporation)

•	GP/RM Prestress, LLC (a Hawaii limited liability company) (Grace Pacific is manager)**

▪	Niu Construction, Inc. (a Hawaii corporation)

▪	Oahu Paving Company, Inc. (a Hawaii corporation)

•	ABHI Management LLC (a Hawaii limited liability company)

•	Agri-Quest Development Company, Inc. (a Hawaii corporation)

•	Central Maui Feedstocks LLC (a Hawaii limited liability company)

•	East Maui Irrigation Company, LLC (a Hawaii limited liability company)

•	Kahului Trucking & Storage, Inc. (a Hawaii corporation)

•	Kauai Commercial Company, Incorporated (a Hawaii corporation)

•	KDC, LLC (a Hawaii Limited Liability Company) (owned by ABL, McBryde Sugar Company, LLC and Kukui’ula Development Company, Inc. - ABP is manager)

•	Kukui’ula Development, LLC (a Hawaii limited liability company)

◦	South Shore Resources LLC (a Hawaii limited liability company)

•	Kulolio Ranch LLC (a Hawaii limited liability company)

•	McBryde Sugar Company, LLC, Series T (a Delaware limited liability company)

◦	McBryde Camp Housing LLC (a Hawaii limited liability company)

◦	McBryde Resources, Inc. (a Hawaii corporation)

•	Ohanui Corporation (a Hawaii corporation)

•	WTEI, LLC (a Hawaii limited liability company)

◦	WAISOLARTEI, Inc. (a Hawaii corporation)

Alexander & Baldwin REIT Holdings, Inc. (a Hawaii corporation)

•	A&B REIT Merger Corporation (a Hawaii corporation)

Alexander & Baldwin, LLC, Series M (a series of a Delaware limited liability company)

INACTIVE SUBSIDIARIES*

A & B Inc. (a Hawaii corporation) - allocated to Alexander & Baldwin, LLC, Series T
*    Wholly-owned unless otherwise indicated.
**    Partial ownership.
***    Currently managed by third party.

Exhibit B
Schedule 7.02

Schedule 7.02
EXISTING LIENS

1.	Claims by native Hawaiians or others (excluding lenders to Borrower or its Subsidiaries) to lands owned by Borrower or its Subsidiaries in the State of Hawaii, or to rights in such lands.

2.	Kuleana that may be present in respect of lands owned in whole or in part by Borrower or its Subsidiaries in the State of Hawaii.

3.	The statutory reservation to the State of Hawaii of all mineral and metallic mines for certain properties owned by Borrower or its Subsidiaries in the State of Hawaii.

4.
Promissory Note and Mortgage and Security Agreement among ABP Pearl Highlands LLC and The Northwestern Mutual Life Insurance Company, dated November 20, 2014. The balance outstanding is approximately $87,776,000.

5.
Promissory Note and Mortgage, Security Agreement and Fixture Filing among ABL Manoa Marketplace LF LLC, A&B Manoa LLC, ABL Manoa Marketplace LH LLC, and ABP Manoa Marketplace LH LLC and First Hawaiian Bank, dated August 1, 2016. The balance outstanding is approximately $60,000,000.

6.
Term Loan Agreement among Kukui’ula Village LLC and Bank of America, N.A. as administrative agent and lender, dated November 5, 2013, as amended. The balance outstanding under the agreements is approximately $9,373,000.

7.
Note, Loan Assumption Agreement and ISDA Master Agreement and Schedule among ABP Windward LLC and Bank of Hawaii, dated as of December 20, 2013. The balance outstanding under the agreements is approximately $11,027,000.

8.
Note and Second Mortgage, Security Agreement and Fixture Filing among ABP Windward LLC and Bank of Hawaii, dated as of January 24, 2017. The balance outstanding under the agreement is approximately $4,912,000.

9.
Credit Agreement and ISDA Master Agreement and Schedule among GLP Asphalt LLC and Bank of Hawaii, dated as of June 13, 2008 and April 8, 2008, respectively. The balance outstanding under the agreements is approximately $5,248,400.

10.	Promissory Note and Credit Agreement among GLP Asphalt LLC and Wells Fargo Bank, National Association dated as of March 5, 2016. There is currently no balance outstanding under the agreement.

Schedule 10.02

Schedule 10.02
AGENT’S OFFICE; CERTAIN ADDRESSES FOR NOTICES
Loan Parties:
Alexander & Baldwin, Inc.
822 Bishop Street
Honolulu, Hawaii 96813
www.alexanderbaldwin.com
Primary contact:
Attention:    Chief Financial Officer
Telephone:    808-525-8492
Telecopier:    808-525-6616
Email:    jmead@abinc.com
With a copy to:
Attention:    Chief Legal Officer
Telephone:    808-525-6622
Telecopier:    808-525-6616
Email:    nchun@abinc.com
Administrative Agent:
For payments and Notices of Borrowing, Conversion and Continuation:
Wells Fargo Bank, N.A., as Agent
Mail Code: N9300-091
4TH ST FL 9
Minneapolis MN 55415

Attention: Kirby D. Wilson

Telephone: (612) 667-6009
Facsimile: (866) 595-7863
e-mail: Kirby.d.wilson@wellsfargo.com

Wire Instructions:

Bank Name: Wells Fargo Bank NA, Minneapolis, MN
Routing Number: 121000248
Account Name: Agency CRE Clearing Account Account Number: 02057751628807
Ref: Alexander & Baldwin LLC
Attention: Kirby Wilson

For all other Notices:
Wells Fargo Bank, N.A.,
Commercial Real Estate - REIT Finance Group
1800 Century Park East, 12th Floor
Los Angeles, CA 90067
MAC E2186-125
Attention: Kevin A. Stacker
Telephone: 310.789.3768
Facsimile: 310.789.8999
e-mail: kevin.a.stacker@wellsfargo.com

with a copy to

Wells Fargo Bank, N.A.,
Real Estate Syndicated Finance
Wells Fargo Securities
550 S. Tryon St., 6th Floor
Charlotte, NC 28202
Attention: George Durban
e-mail: george.durban@wellsfargo.com

Exhibit A

EXHIBIT A
FORM OF COMMITTED LOAN NOTICE
Date: _______________
To:    Wells Fargo Bank, National Association, as Agent
Ladies and Gentlemen:
Reference is made to that certain Term Loan Agreement, dated as of February 26, 2018 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Alexander & Baldwin, LLC, a Delaware limited liability company (the “Company”), Grace Pacific LLC, a Hawaii limited liability company (“Grace”), Alexander & Baldwin, LLC, Series R (“Series R”), Alexander & Baldwin, LLC, Series T (“Series T”), Alexander & Baldwin, LLC, Series M (“Series M”) and certain Additional Borrowers from time to time party thereto (together with the Company, Grace, Series R, Series T and Series M, each individually, a “Borrower” and collectively, the

“Borrowers”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Wells Fargo Bank, National Association, as Agent.
The undersigned hereby requests (select one):
A Borrowing of Committed Loans
A conversion or continuation of the following Loan(s):

[describe]
1.    On          (a Business Day).
2.    In the amount of $    .
3.    Comprised of [Base Rate Loans][Eurodollar Loans].
[Type of Committed Loan requested or, for conversions, type of Loan to which the Loan described above is requested to be converted]
4.    For Eurodollar Loans: with an Interest Period of [_____ months] One, two, three or six, pursuant to Section 1.01 of the Credit Agreement.1 [one week].
The Committed Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Credit Agreement.
[Signatures Appear on Following Page]

“BORROWER”

ALEXANDER & BALDWIN, LLC,
a Delaware limited liability company

By:
Name:Nelson N. S. Chun
Title:Authorized Signatory

By:
Name:Alyson Nakamura
Title:Authorized Signatory

ALEXANDER & BALDWIN, LLC, SERIES M

By:
Name:Christopher Benjamin
Title:President, Chief Executive Officer, Secretary and Treasurer

GRACE PACIFIC LLC,
a Hawaii limited liability company

By: A&B II, LLC,
a Hawaii limited liability company
its sole member

By:
Name:Nelson N. S. Chun
Title:Vice President

By:
Name:Alyson Nakamura
Title:Corporate Secretary

ALEXANDER & BALDWIN, LLC, SERIES R

By:
Name:Nelson N. S. Chun
Title:Senior Vice President and Chief Legal Officer

By:
Name:Alyson Nakamura
Title:Corporate Secretary

ALEXANDER & BALDWIN, LLC, SERIES T

By:
Name:Nelson N. S. Chun
Title:Senior Vice President and Chief Legal Officer

By:
Name:Alyson Nakamura
Title:Corporate Secretary

Exhibit B

EXHIBIT B
FORM OF DISBURSEMENT INSTRUCTION AGREEMENT

DISBURSEMENT INSTRUCTION AGREEMENT

Borrower: ALEXANDER & BALDWIN, LLC, a Delaware limited liability company (the “Company”), GRACE PACIFIC LLC, a Hawaii limited liability company (“Grace”), Alexander & Baldwin, LLC, Series R (“Series R”), Alexander & Baldwin, LLC, Series T (“Series T”), Alexander & Baldwin, LLC, Series M (“Series M”)

Administrative Agent: Wells Fargo Bank, National Association

Loan:  Loan number 1017766 made pursuant to that certain “Term Loan Agreement” dated as of February 26, 2018 between Borrower, Administrative Agent, Wells Fargo Securities, LLC and Lenders, as amended from time to time

Effective Date: February 26, 2018

Check applicable box:

New - This is the first Disbursement Instruction Agreement submitted in connection with the Loan.
Replace Previous Agreement - This is a replacement Disbursement Instruction Agreement. All prior instructions submitted in connection with this Loan are cancelled as of the Effective Date set forth above.

This Agreement must be signed by the Borrower and is used for the following purposes:

(1)	to designate an individual or individuals with authority to request disbursements of:

a.	Loan proceeds, at the time of Loan closing/origination;

b.
Borrower’s funds at the time of Loan closing/origination from a Borrower account held at Wells Fargo Bank, N.A. which is NOT a Restricted Account (as defined in the Terms and Conditions attached to this Agreement);

c.	Loan proceeds subsequent to Loan closing/origination;

d.	Funds from Restricted Accounts, if applicable; and

(2)	to provide Administrative Agent with specific instructions for wiring or transferring funds on Borrower’s behalf.

Any of the disbursements, wires or transfers described above are referred to herein as a “Disbursement.”

Specific dollar amounts for Disbursements must be provided to Administrative Agent at the time of the applicable Disbursement in the form of a signed closing statement, an email instruction or other written communication (each, a “Disbursement Request”) from an applicable Authorized Representative (as defined in the Terms and Conditions attached to this Agreement).

A new Disbursement Instruction Agreement must be completed and signed by the Borrower if (i) all or any portion of a Disbursement is to be transferred to an account or an entity not described in this Agreement or (ii) Borrower wishes to add or remove any Authorized Representatives.

See the Additional Terms and Conditions attached hereto for additional information and for definitions of certain capitalized terms used in this Agreement.

Individual or Individuals with Authority to Request Disbursements
Administrative Agent is authorized to accept one or more Disbursement Requests from any of the individuals named below (each, a “Disbursement Authorizer”) to disburse Loan proceeds on or about the date of the Loan origination/closing and to initiate Disbursements in connection therewith:

	Individual’s Name	Title
1.	James E. Mead	Chief Financial Officer
2.	Kenneth Kan	Director, Corporate Finance
3.	Nelson Chun	SVP & Chief Legal Officer

Describe Restrictions, if any, on the authority of the Closing Disbursement Authorizers (dollar amount limits, wire/deposit destinations, etc.):
If there are no restrictions described here, any Closing Disbursement Authorizer may submit a Disbursement Request for all available Loan proceeds.

DELETE THIS HEADER BEFORE SENDING TO BORROWER.
WIRE INSTRUCTIONS RECEIVED FROM THIRD PARTIES MUST BE ATTACHED.

Exhibit B

DELETE FOLLOWING SECTION IF NO WIRE TRANSFERS AT ORIGINATION/CLOSING

Permitted Wire Transfers at Loan Closing/Origination:  Disbursement Requests for Disbursement(s) from the Loan proceeds to be made at Loan Closing/Origination (each a “Closing Disbursement”)by wire transfer must specify the amount and applicable Receiving Party. Each Receiving Party included in any such Disbursement Request must be listed below. Administrative Agent is authorized to use the wire instructions that have been provided directly to Administrative Agent by the Receiving Party or Borrower and attached as the Closing Exhibit. All wire instructions must be in the format specified on the Closing Exhibit.

Names of Receiving Parties for the Closing Disbursement(s) (may include as many parties as needed; wire instructions for each Receiving Party must be attached as the Closing Exhibit)
1.	Alexander & Baldwin, LLC, Series R
2.	Alexander & Baldwin, LLC, Series T
3.

DELETE FOLLOWING SECTION IF NO DEPOSITS INTO WFB ACCOUNTS AT ORIGINATION/CLOSING
ADD LINES FOR ADDITIONAL DEPOSIT ACCOUNT INFORMATION IF NECESSARY]

Direct Deposit at Loan Closing/Origination:  Disbursement Requests for Disbursement(s) from the Loan proceeds to be deposited at Loan Closing/Origination into an account at Wells Fargo Bank, N.A. must specify the amount and applicable account. Each account included in any such Disbursement Request must be listed below.

Name on Deposit Account into which Disbursements to be Deposited:
Wells Fargo Bank, N.A. Deposit Account Number:
Further Credit Information/Instructions:

Exhibit B

DELETE FOLLOWING SECTION IF NO SUBSEQUENT WIRE TRANSFERS ANTICIPATED

Permitted Wire Transfers Subsequent to Loan Closing/Origination:  Disbursement Requests for Disbursements from the Loan proceeds to be made subsequent to Loan Closing/Origination (each a “Subsequent Disbursement”) by wire transfer must specify the amount and applicable Receiving Party. Each Receiving Party included in any such Disbursement Request must be listed below. Administrative Agent is authorized to use the wire instructions that have been provided directly to Administrative Agent by the Receiving Party or Borrower and attached as the Subsequent Disbursement Exhibit. All wire instructions must be in the format specified on the Subsequent Disbursement Exhibit.

Names of Receiving Parties for Subsequent Disbursements (may include as many parties as needed; wire instructions for each Receiving Party must be attached as the Subsequent Disbursement Exhibit)
1.	Alexander & Baldwin, LLC, Series R
2.	Alexander & Baldwin, LLC, Series T
3.

DELETE FOLLOWING SECTION IF NO SUBSEQUENT DEPOSITS INTO WFB ACCOUNTS SUBSEQUENT TO LOAN CLOSING/ORIGINATION ANTICIPATED
ADD LINES FOR ADDITIONAL DEPOSIT ACCOUNT INFORMATION IF NECESSARY]

Direct Deposit Subsequent to Loan Closing/Origination:  Disbursement Requests for Disbursements from the Loan proceeds to be deposited subsequent to Loan Closing/Origination into an account at Wells Fargo Bank, N.A. must specify the amount and applicable account. Each account included in any such Disbursement Request must be listed below.

Name on Deposit Account into which Disbursements to be Deposited:
Wells Fargo Bank, N.A. Deposit Account Number:
Further Credit Information/Instructions:

Exhibit B
Borrower acknowledges that all of the information in this Agreement is correct and agrees to the terms and conditions set forth herein and in the Additional Terms and Conditions on the following page.

“BORROWERS”

ALEXANDER & BALDWIN, LLC,
a Delaware limited liability company

By:
Name:Nelson N. S. Chun
Title:Authorized Signatory

By:
Name:Alyson Nakamura
Title:Authorized Signatory

ALEXANDER & BALDWIN, LLC, SERIES M

By:
Name:Christopher Benjamin
Title:President, Chief Executive Officer, Secretary and Treasurer

GRACE PACIFIC LLC,
a Hawaii limited liability company

By: A&B II, LLC,
a Hawaii limited liability company
its sole member

By:
Name:Nelson N. S. Chun
Title:Vice President

By:
Name:Alyson Nakamura
Title:Corporate Secretary

ALEXANDER & BALDWIN, LLC, SERIES R

By:
Name:Nelson N. S. Chun
Title:Senior Vice President and Chief Legal Officer

By:
Name:Alyson Nakamura
Title:Corporate Secretary

ALEXANDER & BALDWIN, LLC, SERIES T

By:
Name:Nelson N. S. Chun
Title:Senior Vice President and Chief Legal Officer

By:
Name:Alyson Nakamura
Title:Corporate Secretary

Additional Terms and Conditions to the Disbursement Instruction Agreement

Definitions. The following capitalized terms shall have the meanings set forth below:

“Authorized Representative” means any or all of the Closing Disbursement Authorizers, Subsequent Disbursement Authorizers and Restricted Account Disbursement Authorizers, as applicable.
“Receiving Bank” means the financial institution where a Receiving Party maintains its account.
“Receiving Party” means the ultimate recipient of funds pursuant to a Disbursement Request.
“Restricted Account” means an account at Wells Fargo Bank, N.A. associated with the Loan to which Borrower’s access is restricted.

Capitalized terms used in these Additional Terms and Conditions to Disbursement Instruction Agreement and not otherwise defined herein shall have the meanings given to such terms in the body of the Agreement.

Disbursement Requests. Except as expressly provided in the Credit Agreement, Administrative Agent must receive Disbursement Requests in writing. Disbursement Requests will only be accepted from the applicable Authorized Representatives designated in the Disbursement Instruction Agreement. Disbursement Requests will be processed subject to satisfactory completion of Administrative Agent’s customer verification procedures. Administrative Agent is only responsible for making a good faith effort to execute each Disbursement Request and may use agents of its choice to execute Disbursement Requests. Funds disbursed pursuant to a Disbursement Request may be transmitted directly to the Receiving Bank, or indirectly to the Receiving Bank through another bank, government agency, or other third party that Administrative Agent considers to be reasonable. Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each Disbursement will be made. Administrative Agent may delay or refuse to accept a Disbursement Request if the Disbursement would: (i) violate the terms of this Agreement; (ii) require use of a bank unacceptable to Administrative Agent or Lenders or prohibited by government authority; (iii) cause Administrative Agent or Lenders to violate any Federal Reserve or other regulatory risk control program or guideline; or (iv) otherwise cause Administrative Agent or Lenders to violate any applicable law or regulation.

Limitation of Liability. Administrative Agent and Lenders shall not be liable to Borrower or any other parties for: (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which Borrower’s requested Disbursements may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent or any Lender; (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent’s or any Lender’s control; or (iii) any special, consequential, indirect or punitive damages, whether or not (A) any claim for these damages is based on tort or contract or (B) Administrative Agent, any Lender or Borrower knew or should have known the likelihood of these damages in any situation. Neither Administrative Agent nor any Lender makes any representations or warranties other than those expressly made in this Agreement. IN NO EVENT WILL ADMINISTRATIVE AGENT OR ANY LENDER BE LIABLE FOR DAMAGES ARISING DIRECTLY OR INDIRECTLY IF A DISBURSEMENT REQUEST IS EXECUTED BY ADMINISTRATIVE AGENT IN GOOD FAITH AN IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT.

Reliance on Information Provided. Administrative Agent is authorized to rely on the information provided by Borrower or any Authorized Representative in or in accordance with this Agreement when executing a Disbursement Request until Administrative Agent has received a new Agreement signed by Borrower. Borrower agrees to be bound by any Disbursement Request: (i) authorized or transmitted by Borrower; or (ii) made in Borrower’s name and accepted by Administrative Agent in good faith and in compliance with this Agreement, even if not properly authorized by Borrower. Administrative Agent may rely solely (i) on the account number of the Receiving Party, rather than the Receiving Party’s name, and (ii) on the bank routing number of the Receiving Bank, rather than the Receiving Bank’s name, in executing a Disbursement Request. Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by Borrower or an Authorized Representative. If Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfers or requests or takes any actions in an attempt to detect unauthorized Disbursement Requests, Borrower agrees that, no matter how many times Administrative Agent takes these actions, Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future, and such actions shall not become any part of the Disbursement procedures authorized herein, in the Loan Documents, or in any agreement between Administrative Agent and Borrower.

International Disbursements. A Disbursement Request expressed in US Dollars will be sent in US Dollars, even if the Receiving Party or Receiving Bank is located outside the United States. Administrative Agent will not execute Disbursement Requests expressed in foreign currency unless permitted by the Credit Agreement.

Errors. Borrower agrees to notify Administrative Agent of any errors in the Disbursement of any funds or of any unauthorized or improperly authorized Disbursement Requests within fourteen (14) days after Administrative Agent’s confirmation to Borrower of such Disbursement.

Finality of Disbursement Requests. Disbursement Requests will be final and will not be subject to stop payment or recall; provided that Administrative Agent may, at Borrower’s request, make an effort to effect a stop payment or recall but will incur no liability whatsoever for its failure or inability to do so.
Exhibit B
CLOSING EXHIBIT
WIRE INSTRUCTIONS

ADMINISTRATIVE AGENT TO ATTACH WIRE INSTRUCTIONS FROM RECEIVING PARTIES

All wire instructions must contain the following information:

Transfer/Deposit Funds to (Receiving Party Account Name)
Receiving Party Deposit Account Number
Receiving Party Address (City and Country, at a minimum)*
Receiving Bank Name, City and State
Receiving Bank Routing (ABA) Number
Further identifying information, if applicable (title escrow number, borrower name, loan number, etc.)

*The Receiving Party’s Address must be provided for international/cross-border wire transfers. International/cross-border wires are defined as funds transfers that originate outside the U.S. and are destined for a Receiving Party in the U.S., those that originate in the U.S. and are destined for a Receiving Party outside the U.S., as well as those that originate outside the U.S. and are destined for a Receiving Party outside the U.S.

SUBSEQUENT DISBURSEMENT EXHIBIT
WIRE INSTRUCTIONS

ADMINISTRATIVE AGENT TO ATTACH WIRE INSTRUCTIONS FROM RECEIVING PARTIES

All wire instructions must contain the following information:

Transfer/Deposit Funds to (Receiving Party Account Name)
Receiving Party Deposit Account Number
Receiving Party Address (City and Country, at a minimum)*
Receiving Bank Name, City and State
Receiving Bank Routing (ABA) Number
Further identifying information, if applicable (title escrow number, borrower name, loan number, etc.)

*The Receiving Party’s Address must be provided for international/cross-border wire transfers. International/cross-border wires are defined as funds transfers that originate outside the U.S. and are destined for a Receiving Party in the U.S., those that originate in the U.S. and are destined for a Receiving Party outside the U.S., as well as those that originate outside the U.S. and are destined for a Receiving Party outside the U.S.
Exhibit C
EXHIBIT C
FORM OF NOTE
[DATE]
FOR VALUE RECEIVED, the undersigned (the “Borrowers”) hereby jointly and severally promise to pay to _____________________ or registered assigns under Section 10.06(b) and (c) of the Credit Agreement (defined below) (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrowers under that certain Term Loan Agreement, dated as of February 26, 2018 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among the Borrowers, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Wells Fargo Bank, National Association, as Agent.
The Borrowers jointly and severally promise to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Agent for the account of the Lender in Dollars in immediately available funds at the Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.
This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.
THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
[Signatures Appear on Following Page]

“BORROWERS”

ALEXANDER & BALDWIN, LLC,
a Delaware limited liability company

By:
Name:Nelson N. S. Chun
Title:Authorized Signatory

By:
Name:Alyson Nakamura
Title:Authorized Signatory

ALEXANDER & BALDWIN, LLC, SERIES M

By:
Name:Christopher Benjamin
Title:President, Chief Executive Officer, Secretary and Treasurer

GRACE PACIFIC LLC,
a Hawaii limited liability company

By: A&B II, LLC,
a Hawaii limited liability company
its sole member

By:
Name:Nelson N. S. Chun
Title:Vice President

By:
Name:Alyson Nakamura
Title:Corporate Secretary

ALEXANDER & BALDWIN, LLC, SERIES R

By:
Name:Nelson N. S. Chun
Title:Senior Vice President and Chief Legal Officer

By:
Name:Alyson Nakamura
Title:Corporate Secretary

ALEXANDER & BALDWIN, LLC, SERIES T

By:
Name:Nelson N. S. Chun
Title:Senior Vice President and Chief Legal Officer

By:
Name:Alyson Nakamura
Title:Corporate Secretary

Exhibit D

EXHIBIT D-1
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Term Loan Agreement, dated February 26, 2018 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Alexander & Baldwin, LLC, a Delaware limited liability company (the “Company”), Grace Pacific LLC, a Hawaii limited liability company (“Grace”), Alexander & Baldwin, LLC, Series R (“Series R”), Alexander & Baldwin, LLC, Series T (“Series T”), Alexander & Baldwin, LLC, Series M (“Series M”) and certain Additional Borrowers from time to time party thereto (together with the Company, Grace, Series R, Series T and Series M, each individually, a “Borrower” and collectively, the “Borrowers”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Wells Fargo Bank, National Association, as Agent.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrowers as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN (or W-8BEN-E, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]

By:     _________________________
Name:     _________________________
Title:    _________________________
Date:    _________________________
EXHIBIT D-2
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Term Loan Agreement, dated February 26, 2018 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Alexander & Baldwin, LLC, a Delaware limited liability company (the “Company”), Grace Pacific LLC, a Hawaii limited liability company (“Grace”), Alexander & Baldwin, LLC, Series R (“Series R”), Alexander & Baldwin, LLC, Series T (“Series T”), Alexander & Baldwin, LLC, Series M (“Series M”) and certain Additional Borrowers from time to time party thereto (together with the Company, Grace, Series R, Series T and Series M, each individually, a “Borrower” and collectively, the “Borrowers”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Wells Fargo Bank, National Association, as Agent.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, it is not a ten percent shareholder of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrowers as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN (or W-8BEN-E, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]

By:     _________________________
Name:     _________________________
Title:    _________________________
Date:    _________________________
EXHIBIT D-3
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Term Loan Agreement, dated February 26, 2018 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Alexander & Baldwin, LLC, a Delaware limited liability company (the “Company”), Grace Pacific LLC, a Hawaii limited liability company (“Grace”), Alexander & Baldwin, LLC, Series R (“Series R”), Alexander & Baldwin, LLC, Series T (“Series T”), Alexander & Baldwin, LLC, Series M (“Series M”) and certain Additional Borrowers from time to time party thereto (together with the Company, Grace, Series R, Series T and Series M, each individually, a “Borrower” and collectively, the “Borrowers”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Wells Fargo Bank, National Association, as Agent.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrowers as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN (or W-8BEN-E, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN (or W-8BEN-E, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]

By:     _________________________

Name:     _________________________
Title:    _________________________
Date:    _________________________
EXHIBIT D-4
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Term Loan Agreement, dated February 26, 2018 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Alexander & Baldwin, LLC, a Delaware limited liability company (the “Company”), Grace Pacific LLC, a Hawaii limited liability company (“Grace”), Alexander & Baldwin, LLC, Series R (“Series R”), Alexander & Baldwin, LLC, Series T (“Series T”), Alexander & Baldwin, LLC, Series M (“Series M”) and certain Additional Borrowers from time to time party thereto (together with the Company, Grace, Series R, Series T and Series M, each individually, a “Borrower” and collectively, the “Borrowers”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Wells Fargo Bank, National Association, as Agent.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrowers as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN (or W-8BEN-E, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN (or W-8BEN-E, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]

By:     _________________________
Name:     _________________________
Title:    _________________________
Date:    _________________________Exhibit E-1

EXHIBIT E-1

FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement (as defined below), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all of the rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Guarantees) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

Assignor [is] [is not] a Defaulting Lender.

2.	Assignee:

[for each Assignee, indicate [Affiliate] [Approved Fund] of [identify Lender]]

3.
Borrowers:    Alexander & Baldwin, LLC, a Delaware limited liability company (the “Company”), Grace Pacific LLC, a Hawaii limited liability company (“Grace”), Alexander & Baldwin, LLC, Series R (“Series R”), Alexander & Baldwin, LLC, Series T (“Series T”), Alexander & Baldwin, LLC, Series M (“Series M”) and certain Additional Borrowers from time to time party thereto

4.	Agent: Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.
Credit Agreement: Term Loan Agreement, dated as of February 26, 2018, as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, among the Borrowers, the Lenders from time to time party thereto and Wells Fargo Bank, National Association, as Agent.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
__________	$__________	$__________	__________%
__________	$__________	$__________	__________%
__________	$__________	$__________	__________%

7.	[Trade Date: ]
Effective Date: _______________, 20__ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
[Signatures Appear on Following Page]
The terms set forth in this Assignment and Assumption are hereby agreed to:
“ASSIGNOR”

[NAME OF ASSIGNOR]

By:     _____________________________
Name:    _____________________________
Title:    _____________________________

“ASSIGNEE”

[NAME OF ASSIGNEE]

By:     _____________________________
Name:    _____________________________
Title:    _____________________________

[Consented to and] To be added only if the consent of the Agent is required by the terms of the Credit Agreement. Accepted:

WELLS FARGO BANK, N.A.,
as Agent

By:     _____________________________
Name:    _____________________________
Title:    _____________________________

[Consented to:] To be added only if the consent of the Company is required by the terms of the Credit Agreement.

ALEXANDER & BALDWIN, LLC,
a Delaware limited liability company

By:     _____________________________
Name:    _____________________________
Title:    _____________________________

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
The Assignee represents and warrants as of the Effective Date to the Agent, the Assignor and the respective Affiliates of each, and not, for the avoidance of doubt, for the benefit of the Borrowers or any other Loan Party, that the Assignee is not and will not be (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) a plan or account subject to Section 4975 of the Internal

Revenue Code of 1986 (the “Code”); (3) an entity deemed to hold “plan assets,” within the meaning of section 3(42) of ERISA, of any such plans or accounts for purposes of ERISA or the Code; or (4) a “governmental plan” within the meaning of section 3(32) of ERISA.
2.    Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or electronic PDF shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit E-2

EXHIBIT E-2
FORM OF ADMINISTRATIVE QUESTIONNAIRE
(See attached.)

Exhibit F

EXHIBIT F
FORM OF COMPLIANCE CERTIFICATE

Check for distribution to public and private side Lenders
For the fiscal [quarter][year] ended ____________, 20___. (“Statement Date”)
I, ____________________, [Title] of Alexander & Baldwin, LLC, a Delaware limited liability company (the “Company”), Grace Pacific LLC, a Hawaii limited liability company (“Grace”), Alexander & Baldwin, LLC, Series R (“Series R”), Alexander & Baldwin, LLC, Series T (“Series T”), Alexander & Baldwin, LLC, Series M (“Series M”) and certain Additional Borrowers from time to time party thereto (together with the Company, Grace, Series R, Series T and Series M, each individually, a “Borrower” and collectively, the “Borrowers”), hereby certify that, to the best of my knowledge and belief, with respect to that certain Term Loan Agreement dated as of February 26, 2018 (as amended, restated, amended and restated, extended supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; all of the defined terms in the Credit Agreement are incorporated herein by reference) among the Borrowers, the Guarantors party thereto, the Lenders and Wells Fargo Bank, National Association., as Agent:

(a)
The company-prepared financial statements which accompany this certificate fairly present in all material respects the financial condition and results of operations of Holdings and its Subsidiaries in accordance with GAAP and have been prepared in accordance with GAAP, [subject only to changes resulting from normal year-end adjustments] Insert for quarterly financials..

(b)	(select one):
No Default exists as of the date hereof.
The following covenants or conditions have not been performed or observed and the following is a list of the nature and period of existence of each such Default and what action the Borrowers propose to take with respect thereto:
Delivered herewith are detailed calculations (i) setting forth the aggregate amount of Restricted Payments made during the fiscal period referred to above and (ii) showing the calculation of the financial covenants contained in Sections 7.01, 7.03(c), 7.04(d), 7.04(e) and 7.05 of the Credit Agreement as of the end of the fiscal period referred to above.

[Signatures Appear on Following Page]

This _____ day of __________, 20__.
“BORROWERS”

ALEXANDER & BALDWIN, LLC,
a Delaware limited liability company

By:
Name:Nelson N. S. Chun
Title:Authorized Signatory

By:
Name:Alyson Nakamura
Title:Authorized Signatory

ALEXANDER & BALDWIN, LLC, SERIES M

By:
Name:Christopher Benjamin
Title:President, Chief Executive Officer, Secretary and Treasurer

GRACE PACIFIC LLC,
a Hawaii limited liability company

By: A&B II, LLC,
a Hawaii limited liability company
its sole member

By:
Name:Nelson N. S. Chun
Title:Vice President

By:
Name:Alyson Nakamura
Title:Corporate Secretary

ALEXANDER & BALDWIN, LLC, SERIES R

By:
Name:Nelson N. S. Chun
Title:Senior Vice President and Chief Legal Officer

By:
Name:Alyson Nakamura
Title:Corporate Secretary

ALEXANDER & BALDWIN, LLC, SERIES T

By:
Name:Nelson N. S. Chun
Title:Senior Vice President and Chief Legal Officer

By:
Name:Alyson Nakamura
Title:Corporate Secretary

Attachment to Officer’s Certificate
Computation of Financial Covenants

[See attached]

Exhibit G

EXHIBIT G
[RESERVED]

Exhibit H

EXHIBIT H
FORM OF NOTICE OF LOAN PREPAYMENT

TO:	Wells Fargo Bank, N.A., as Agent

RE:
Term Loan Agreement, dated as of February 26, 2018 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Alexander & Baldwin, LLC, a Delaware limited liability company (the “Company”), Grace Pacific LLC, a Hawaii limited liability company (“Grace”), Alexander & Baldwin, LLC, Series R (“Series R”), Alexander & Baldwin, LLC, Series T (“Series T”), Alexander & Baldwin, LLC, Series M (“Series M”) and certain Additional Borrowers from time to time party thereto (together with the Company, Grace, Series R, Series T and Series M, each individually, a “Borrower” and collectively, the “Borrowers”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Wells Fargo Bank, National Association., as Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

DATE:	[Date] Three Business Days prior to the date of prepayment of Eurodollar Loans, one Business Day prior to the date of prepayment of Base Rate Loans.
The undersigned Borrower hereby notifies the Agent that on ____________ pursuant to the terms of Section 2.05 of the Credit Agreement, such Borrower intends to prepay/repay the following Loans as more specifically set forth below:
Optional prepayment of Committed Loans in the following amount(s):
Eurodollar Loans: $_______________ Any prepayment of Eurodollar Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or if less, the entire principal amount thereof outstanding).
Applicable Interest Period: _______________
Base Rate Loans: $_______________ Any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or if less, the entire principal amount thereof outstanding).
Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
[APPLICABLE BORROWER]

By:
Name:
Title:]

Exhibit I
EXHIBIT I
[INTENTIONALLY OMITTED]

Exhibit J

EXHIBIT J
FORM OF JOINDER AGREEMENT
THIS JOINDER AGREEMENT (this “Agreement”), dated as of [____________, ____], is by and among [____________________, a ____________________] (the “Subsidiary Guarantor”), and Wells Fargo Bank, National Association, in its capacity as administrative agent (in such capacity, the “Agent”) under that certain Term Loan Agreement, dated as of February 26, 2018 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”), by and among Alexander & Baldwin, LLC, a Delaware limited liability company (the “Company”), Grace Pacific LLC, a Hawaii limited liability company (“Grace”), Alexander & Baldwin, LLC, Series R (“Series R”), Alexander & Baldwin, LLC, Series T (“Series T”), Alexander & Baldwin, LLC, Series M (“Series M”) and certain Additional Borrowers from time to time party thereto (together with the Company, Grace, Series R, Series T and Series M, each individually, a “Borrower” and collectively, the “Borrowers”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Wells Fargo Bank, N.A., as Agent. Capitalized terms used herein but not otherwise defined shall have the meanings provided in the Credit Agreement.
Pursuant to Section 6.07 of the Credit Agreement, the Subsidiary Guarantor is required to become a “Guarantor” and a “Loan Party” thereunder.
Accordingly, the Subsidiary Guarantor hereby agrees as follows with the Agent, for the benefit of the Secured Parties:
1.    The Subsidiary Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary Guarantor will be deemed to be a party to and a “Guarantor” under the Credit Agreement and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement and the other Loan Documents as a Guarantor. The Subsidiary Guarantor hereby agrees to be bound by all covenants and other terms, conditions and provisions of the Credit Agreement and any other applicable Loan Documents. Without limiting the generality of the foregoing terms of this Paragraph 1, the Subsidiary Guarantor hereby guarantees, jointly and severally together with the other Guarantors, the prompt payment of the Obligations in accordance with Article XI of the Credit Agreement.
2.    The Subsidiary Guarantor hereby agrees that all of the representations and warranties made by it as a Guarantor in Article V of the Loan Agreement and each other Loan Document are true and correct as of the date hereof, in all material respects (except that any representation and warranty is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects), other than representations and warranties that relate solely to an earlier date.
3.    The Subsidiary Guarantor acknowledges and confirms that it has received a copy of the Credit Agreement and the schedules and exhibits thereto and each Loan Document.
4.    The parties hereto confirm and agree that immediately upon the Subsidiary Guarantor becoming a Guarantor, the term “Obligations,” as used in the Credit Agreement, shall include all obligations of the Subsidiary Guarantor under the Credit Agreement and under each other Loan Document to which it is a party.
5.    The Subsidiary Guarantor agrees that at any time and from time to time, upon the written request of the Agent, it will execute and deliver such further documents and do such further acts as the Agent may reasonably request in accordance with the terms and conditions of the Credit Agreement and the other Loan Documents in order to effect the purposes of this Agreement.

6.    This Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Agreement by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
7.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. The terms of Sections 10.14 and 10.15 of the Credit Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.
[Signatures Appear on Following Page]
IN WITNESS WHEREOF, the Subsidiary Guarantor has caused this Agreement to be duly executed by its authorized officer, and the Agent has caused the same to be accepted by its authorized officer, as of the day and year first above written.

“SUBSIDIARY GUARANTOR”

[SUBSIDIARY GUARANTOR]

By:    _____________________________
Name:     _____________________________
Title:     _____________________________

Acknowledged, accepted and agreed:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Agent

By:    _____________________________
Name:     _____________________________
Title:     _____________________________